ARC Group Worldwide 8-K

 Exhibit 10.30

Execution Version

$90,000,000

CREDIT AGREEMENT

Dated as of April 7, 2014

among

ARC GROUP WORLDWIDE, INC.,

as the Parent

and

Advanced Forming Technology, Inc.,

ARC WIRELESS, INC.,

FLOMET LLC,

GENERAL FLANGE & FORGE LLC,

TEKNA SEAL LLC and

3D MATERIAL TECHNOLOGIES, LLC

as the Borrowers,

RBS CITIZENS, N.A.,

as Administrative Agent, Collateral Agent, Sole Lead Arranger and Sole Bookrunner

CAPITAL ONE, NATIONAL ASSOCIATION,

as Syndication Agent

and

THE OTHER LENDERS PARTY HERETO

-i-

-ii-

-iii-

-iv-

-v-

SCHEDULES

2.01	Commitments
5.05(a)	Material Contracts
5.13(a)	ERISA Compliance
5.14	Subsidiaries and Other Equity Investments
5.17	Recordings/Filings
6.17	Post-Closing Actions
7.01(b)	Existing Liens
7.02	Existing Investments
7.03(b)	Existing Indebtedness
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits

Form of:
A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guarantee and Collateral Agreement
F	Non-Bank Certificate
G	Intercompany Subordination Agreement
H	Solvency Certificate

-vi-

Credit Agreement

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 7, 2014, among ARC GROUP WORLDWIDE, INC., a Utah corporation (the “Parent”), Advanced Forming Technology, Inc. a Colorado corporation (“AFT”), ARC WIRELESS, INC., a Delaware corporation (“Wireless”), FLOMET LLC, a Delaware limited liability company (“Flomet”), GENERAL FLANGE & FORGE LLC, a Delaware limited liability company (“General Flange”), TEKNA SEAL LLC, a Florida limited liability company (“Tekna Seal”), 3D MATERIAL TECHNOLOGIES, LLC a Delaware limited liability company (“3D Material” and together with AFT, Wireless, Flomet, General Flange and Tekna Seal, each a “Borrower” and, collectively the “Borrowers”), RBS CITIZENS, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, CAPITAL ONE, NATIONAL ASSOCIATION, as Syndication Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

WITNESSETH:

WHEREAS, the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of (i) Term Loans on the Closing Date in an initial aggregate principal amount of $45,000,000, (ii) Revolving Loans at any time and from time to time prior to the Maturity Date in respect of Revolving Loans, in an aggregate principal amount at any time outstanding not in excess of $20,000,000, and (iii) Delayed Draw Term Loans at any time prior to the Delayed Draw Term Loan Commitment Termination Date, in an aggregate principal amount not to exceed $25,000,000.

WHEREAS, the Borrowers have requested that the Swingline Lender make Swingline Loans, at any time and from time to time prior to the Maturity Date in respect of Revolving Loans, in an aggregate principal amount at any time outstanding not in excess of $2,000,000.

WHEREAS, the Borrowers have requested that the Issuing Bank issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $2,000,000, to support payment obligations incurred by the Borrowers and their respective Subsidiaries.

WHEREAS, the proceeds of the Loans, will be used (i) on the Closing Date to (A) finance the repayment in full of all amounts outstanding under the Existing Loan Agreement, (B) fund a portion of the purchase price for the ATC Acquisition, (C) fund a portion of the purchase price for the Thixoforming Acquisition, (D) finance the repayment in full of all amounts outstanding under the Convertible Note Indebtedness, and (D) pay a portion of the Transaction Expenses, and (ii) thereafter, for working capital and general corporate purposes of the Borrowers and their respective Subsidiaries from time to time permitted under this Agreement (including Permitted Acquisitions), in each case, as more fully described in Section 5.21.

WHEREAS, each Lender is willing to agree (severally and not jointly) to make the Loans and provide financial accommodations to the Borrowers on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements provided herein, the parties hereto hereby agree as follows:

Article I.

Definitions and Accounting Terms

Section 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“3D Material” has the meaning specified in the introductory paragraph to this Agreement.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Parent or any of its Subsidiaries in exchange for, or as part of any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise (including by incurrence of Indebtedness, whether or not in favor of any seller or affiliate of any seller) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment, whether or not the amount thereof is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business, but excluding transaction-related fees and expenses; and any such future payment shall be considered Acquisition Consideration at 100% of the maximum amount thereof if such amount is not contingent, or, if such amount is contingent, the amount reasonably estimated in good faith by the Parent on the basis of assumptions and calculations provided in writing to the Administrative Agent. Such assumptions shall include reasonable projections of any measure of financial or other performance that enters into the calculation of the amount of any such payment or other consideration but shall not include any assumption that any other future event that is a condition to such payment or consideration (such as the later disposition of the acquired business or a public or private offering of securities) will not occur. Any such amounts payable after the 12-month period following the closing of the acquisition shall be calculated on a net present value basis discounted at the then current U.S. Treasury rate with a maturity substantially the same as the final payment date thereunder.

“Additional Lender” has the meaning specified in Section 2.14(c).

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the Eurodollar Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted Eurodollar Rate will be adjusted automatically as to all Eurodollar Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

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“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Parent and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arranger, the Agents, the Lenders or their respective lending affiliates shall be deemed to be an Affiliate of the Parent or any of its Subsidiaries solely by reason of their being party to the Loan Documents.

“AFT” has the meaning specified in the introductory paragraph to this Agreement.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Supplemental Administrative Agents (if any) and the Arranger.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

“Agreement” means this Credit Agreement.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront or commitment fees paid to the lenders thereof, a Eurodollar Rate or Base Rate floor (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate), or otherwise; provided that OID and upfront or commitment fees paid to lenders shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees paid solely to arrangers for or underwriters of such Indebtedness.

“Annual Financial Statements” means the audited consolidated balance sheet of the Parent as of June 30, 2013, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Parent for the fiscal year then ended.

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“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity”.

“Applicable Rate” means, with respect to any Base Rate Loan or Eurocurrency Rate Loan, (a) from the Closing Date until the Business Day after a Compliance Certificate is delivered for the fiscal quarter ending September 30, 2014, (i) 3.00% with respect to Eurodollar Rate Loans and (ii) 2.00% with respect to Base Rate Loans, and (b) thereafter, the following percentages per annum set forth below under the caption “Eurodollar Rate” or “Base Rate”, as the case may be, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total Leverage Ratio	Eurodollar Rate	Base Rate
1	≥ 2.75:1.00	3.25%	2.25%
2	≥ 2.25:1.00 but < 2.75:1.00	3.00%	2.00%
3	≥ 1.75:1.00 but < 2.25:1.00	2.75%	1.75%
4	≥ 1.25:1.00 < 1.75:1.00	2.50%	1.50%
5	< 1.25:1.00	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply in respect of the Term Facility, Revolving Credit Facility and the Delayed Draw Term Facility, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arranger” means RBSC, in its capacity as sole lead arranger and sole bookrunner under this Agreement.

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“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than the incurrence of a Permitted Lien) for value, whether in a single transaction or a series of related transactions, by the Parent or any of its Subsidiaries to any Person of any part of the Collateral other than (i) the sale and replacement of equipment and fixtures which are a part of the Collateral in the ordinary course of business and (ii) the sale or disposition of worn-out, permanently retired, obsolete assets or assets no longer used or useful in the business of the Parent and its Subsidiaries, provided that not more than $1,000,000 of Net Cash Proceeds shall be excluded from the Borrowers’ prepayment obligations under Section 2.03(b)(iii) in reliance on the foregoing clauses (i) and (ii) during the term of this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“ATC” means Advance Tooling Concepts, LLC, a Colorado limited liability company.

“ATC Acquisition” means the means the acquisition of ATC by 3D Material, under and pursuant to the ATC Acquisition Agreement.

“ATC Acquisition Agreement” means that certain Membership Units Purchase Agreement, dated as of April 7, 2014, between the Parent and the sellers named therein, together with the Assignment and Assumption Agreement, dated as of April 7, 2014, between the Parent and 3D Material, pursuant to which 3D Material will acquire 100% of the membership interests of ATC.

“ATC Acquisition Documents” means the ATC Acquisition Agreement and each of the other documents, instruments and agreements executed and delivered in connection with the ATC Acquisition, as the same may be amended, restated or otherwise modified from time to time.

“ATC Financial Statements” means the audited consolidated balance sheets and related statements of income, changes in stockholders’ equity and cash flows of ATC as of December 31, 2013 for the two fiscal years then ended delivered pursuant to Section 4.01(g).

“ATC Material Adverse Effect” means a “Material Adverse Effect” as defined in the ATC Acquisition Agreement.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (but without giving effect to any amendments to ASC 840 that become effective after the Closing Date).

“Availability Period” means (a) with respect to the Revolving Commitments, the period from and including the Closing Date to but excluding the earliest of the Maturity Date and the date of termination of the Revolving Commitments, and (b) with respect to the Delayed Draw Term Loan Commitments, the period from and including the Closing Date to but excluding the earliest of the Maturity Date and the Delayed Draw Term Loan Commitment Termination Date.

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“Availability” means, (a) with respect to the Revolving Loans, at any time, an amount equal to (i) the aggregate Revolving Commitments minus (ii) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Pro Rata Share of all outstanding Borrowings), and (b) with respect to the Delayed Draw Term Loans, at any time, an amount equal to the Unfunded Delayed Draw Term Loan Amount.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by RBSC as its “prime rate” and (c) the Adjusted Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). The “prime rate” is a variable rate of interest per annum designated by RBSC from time to time as being its prime rate of interest, with a change in such prime rate to take effect simultaneously and automatically, without further notice, upon the determination and designation by RBSC from time to time of such prime rate. It is understood that such designated prime rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. The determination and designation by RBSC from time to time of its prime rate shall not in any way preclude it from making loans to other borrowers at rates that are higher or lower than or different from the referenced rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Person” has the meaning specified in Section 7.15.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact lawfully closed in, the jurisdiction where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Parent and its Subsidiaries during such period that, in conformity with GAAP (but without giving effect to any amendments to ASC 840 that become effective after the Closing Date), are or are required to be recorded as capital expenditures on the consolidated statement of cash flows of the Parent and its Subsidiaries.

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“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP (but without giving effect to any amendments to ASC 840 that become effective after the Closing Date).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder (except as otherwise expressly provided), the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP (but without giving effect to any amendments to ASC 840 that become effective after the Closing Date).

“Cash Collateralize” has the meaning given to such term in Section 2.13(j)(iii).

“Cash Equivalents” means:

(a)        Dollars

(b)        securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition,

(c)        certificates of deposit with maturities of twelve (12) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve (12) months and overnight bank deposits, in each case, with any bank or financial institution having capital and surplus in excess of $250,000,000,

(d)        repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (b) above entered into with any bank or financial institution meeting the qualifications specified in clause (c) above,

(e)        commercial paper issued by any Lender or the parent corporation of any Lender, and commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof and not an Affiliate of the Parent or any of its Subsidiaries carrying a rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing within three hundred sixty-four (364) days after the date of acquisition, and

(f)        money market funds rated in the highest rating category by either Moody’s or S&P.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender providing Cash Management Services to the Borrowers and other Loan Parties.

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“Cash Management Obligations” means obligations owed by any Borrower or any other Loan Party to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Parent in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, p-cards or purchasing cards, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Parent or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any Collateral (including any improvements thereon) to replace or repair any such Collateral.

“CERCLA” has the meaning specified in Section 5.09(d).

“CERCLIS” has the meaning specified in Section 5.09(d).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of one or more of the following events:

(a)        the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Parent;

(b)        the sale of all or substantially all of the assets of the Parent;

(c)        the failure of the Permitted Holders to continue to own, directly or indirectly, more than 35% of the aggregate ordinary voting power and economic interests represented by the Equity Interests of the Parent on a fully-diluted basis;

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(d)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Existing Equityholders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 20% or more of the Equity Interests of any class of the Parent (and taking into account all such Equity Interests that such person or group has the right to acquire);

(e)        any event, transaction or occurrence as a result of which the Permitted Holders do not have the right to elect managers or directors holding a majority (or such greater percentage as may be necessary to make all decisions delegated to the managers or directors under the Organization Documents of the Parent) of the voting power of the board of directors or board of managers of the Parent, and otherwise have the right to control (directly or through such managers) the Parent;

(f)        the failure of the Parent to own, beneficially and of record 100% of the outstanding Equity Interests of each Borrower (except for the Existing Minority Interests), or the failure of the Parent to own directly or indirectly, beneficially and of record, 100% of the Equity Interests of each of its Subsidiaries other than as a result of a consolidation, merger or Disposition permitted hereunder; or

(g)        a “change of control” or comparable term shall occur under, and as defined in, any Material Indebtedness of any Loan Party or any Subsidiary thereof.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans, Delayed Term Draw Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Term Loans, Revolving Loans, Delayed Draw Term Loans or Swingline Loans, and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means (a) the “Collateral”, as defined in the Guarantee and Collateral Agreement, (b) the Mortgaged Properties and (c) any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted to the Collateral Agent for the benefit of the Lenders under the Collateral Documents.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)        the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iv) or pursuant to Section 6.11 or Section 6.13 at the time required by such Section, duly executed by each Loan Party required to be a party thereto;

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(b)        all Obligations shall have been unconditionally guaranteed by the Parent and each direct or indirect Domestic Subsidiary (other than any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC), and any Subsidiary that Guarantees any Material Indebtedness shall be a Guarantor hereunder (each, together with the Parent, in each case if party to the Guarantee and Collateral Agreement, a “Guarantor”);

(c)        the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each of the Mortgaged Properties, duly executed and delivered by the record owner of such property, together with any related fixture filings that the Collateral Agent may reasonably require, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) flood zone certificates, and (iv) such surveys, environmental assessment reports, appraisals, customary legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property;

(d)        all Obligations shall have been secured by a first-priority security interest (subject to non-consensual Liens permitted by Section 7.01) in all Equity Interests of each Domestic Subsidiary (other than (i) any Domestic Subsidiaries that are direct or indirect Subsidiaries of a Foreign Subsidiary or (ii) any Foreign Subsidiary Holdco), all non-voting Equity Interests of each first-tier Foreign Subsidiary and Foreign Subsidiary Holdco and 65% of the voting Equity Interests of each first-tier Foreign Subsidiary and Foreign Subsidiary Holdco;

(e)        except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Obligations shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities or filing financing statements under the Uniform Commercial Code) in substantially all tangible personal property of the Borrowers and each Guarantor, in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents;

(f)        the Collateral Agent shall have received a Landlord Agreement with respect to each Specified Leased Property and each bailee letter required under Section 6.14 (provided that, with respect to Specified Leased Properties leased on or prior to the Closing Date and locations where assets are located on the Closing Date, such Landlord Agreements and bailee letters shall be required only to the extent set forth on Schedule 6.17); and

(g)        to the extent required by the Guarantee and Collateral Agreement, the Collateral Agent shall have received a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement with respect to each Deposit Account, Securities Account or Commodities Account (each as defined in the Guarantee and Collateral Agreement) of the Parent and its Subsidiaries that is maintained with a Person other than the Collateral Agent.

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The Collateral Agent may choose to forgo the perfection, or may grant extensions of time for the perfection, of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Parent, that perfection cannot be accomplished without undue effort or expense, or that perfection cannot be accomplished by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means, collectively, each Mortgage, the Guarantee and Collateral Agreement, each of the mortgages, collateral assignments, or other similar agreements delivered to the Agents and the Lenders pursuant to Sections 4.01, 6.11 or 6.13, the Intellectual Property Security Agreements, the Intercompany Subordination Agreements, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Commodity Account Control Agreements and each of the other agreements, instruments or documents that creates or purports to create a Lien in the Collateral or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties under the Loan Documents.

“Commitment” means, as to each Lender, such Lender’s Term Loan Commitment, Revolving Commitment or Delayed Draw Term Loan Commitment.

“Commitment Fee” has the meaning specified in Section 2.07(a).

“Commodity Account Control Agreement” has the meaning specified in the Guarantee and Collateral Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Responsible Officer (a) certifying as to the financial statements delivered therewith, (b) certifying as to whether a Default or Event of Default has occurred and is continuing or had occurred at any time during the period covered by such certificate, and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (c) setting forth reasonably detailed calculations of (i) the Fixed Charge Coverage Ratio and (ii) the Total Leverage Ratio as of the end of the most recent Test Period then ended.

“Consolidated EBITDA” means, with respect to any Person for any fiscal period, an amount equal to the sum of (without duplication):

(a)        Consolidated Net Income of such Person during such period; and

(b)        to the extent Consolidated Net Income has been reduced thereby:

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(i)         all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period;

(ii)        Interest Expense of such Person and its Subsidiaries for such period;

(iii)       the amount of depreciation and amortization charges of such Person and its Subsidiaries for such period;

(iv)       reasonable transaction expenses and other costs, fees and charges relating to the Transactions and Permitted Acquisitions, permitted Investments, permitted issuances of Equity Interests, permitted Asset Sales and Dispositions, and permitted issuances of Indebtedness, in each case by the Parent and its Subsidiaries, provided that the aggregate amount added back to Consolidated Net Income in reliance on this clause (iv) shall not exceed, other than with respect to the Transactions, $750,000 in any Test Period;

(v)         reasonable transaction expenses and other costs, fees and charges, in each case, accruing on or after the Closing Date and relating to proposed acquisitions that are pursued but not consummated in an aggregate amount not to exceed $750,000 in any Test Period;

(vi)        all non-cash adjustments to the valuation of earn-out payments or other consideration relating to permitted Investments;

(vii)       non-recurring or extraordinary charges or expenses incurred during such period, provided that the aggregate amounts added back pursuant to this clause (vii) shall not exceed $750,000 over the term of this Agreement;

(viii)      restructuring and severance expenses accruing on or after the Closing Date in an amount not to exceed $750,000 in any Test Period, provided that the aggregate amounts added back pursuant to this subsection

(viii)      shall not exceed $2,000,000 over the term of this Agreement; and

(ix)        management fees incurred and paid on or before December 31, 2013 in an aggregate amount not to exceed $800,000.

(c)        less, all non-cash items increasing Consolidated Net Income (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period); and

(d)        less, all non-recurring or extraordinary income or gains during such period (including, without limitation, as a result of the acquisition of Indebtedness at a discount);

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all as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP. For the purposes of calculating Consolidated EBITDA for any period in connection with any determination of the Total Leverage Ratio or Fixed Charge Coverage Ratio, (i) if at any time during such period the Parent or any Subsidiary shall have made any Specified Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Specified Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and (ii) if during such period a Borrower or any Subsidiary shall have made a Specified Acquisition, Consolidated EBITDA for the portion of such period prior to the date of such Specified Acquisition shall be calculated after giving effect thereto on a Pro Forma Basis as if such Specified Acquisition occurred on the first day of such period. As used in this definition, “Specified Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person; and “Specified Disposition” means any Disposition of property or series of related Dispositions of property that constitutes a division or operating unit of a business or a line of business or a Disposition of all or substantially all of the stock or assets of a Person, in each case for aggregate Acquisition Consideration of $1,000,000 or more.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(a)        after-tax gains and losses from asset sales not prohibited by this Agreement or abandonments or reserves relating thereto;

(b)        after-tax items classified as extraordinary gains or losses;

(c)        the net income (but not loss) of any Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(d)        the net income of any other Person, except to the extent of cash dividends or distributions paid to such Person with respect to whom the Consolidated Net Income calculation is being determined or to a wholly-owned Subsidiary of such Person by such Person;

(e)        income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) will be excluded;

(f)        all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Subsidiaries of any securities of such Person or any of its Subsidiaries will be excluded;

(g)        non-cash charges resulting from the impairment of intangible assets; and

(h)        in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets (except to the extent otherwise set forth in the definition of Consolidated EBITDA);

provided, however that the items described in subsections (a), (b), (e), (f) and (g) above will not increase Consolidated Net Income by more than $2,000,000 for any period of four (4) fiscal quarters.

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“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Controlled Investment Affiliates” shall mean, with respect to Everest, any other Person that (i) is organized primarily for the purpose of making equity investments in more than one Person and (ii) is directly or indirectly Controlled by, or under common Control with Everest, provided that “Controlled Investment Affiliates” shall exclude any portfolio company of Everest.

“Convertible Note Documentation” means each of the documents, instruments and agreements executed and delivered in connection with the Convertible Note Indebtedness, as the same may be amended, restated or otherwise modified from time to time.

“Convertible Note Indebtedness” means the Indebtedness outstanding under that certain Unsecured Subordinated Convertible Promissory Note, in the original principal amount of $17,600,000, dated as of August 8, 2012, by the Parent in favor of PCC.

“Credit Facility” means the Term Facility, the Revolving Facility, the Delayed Draw Term Facility or the Incremental Facility, as the context may require.

“Cure Amount” has the meaning specified in Section 8.04.

“Cure Right” has the meaning specified in Section 8.04.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

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“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder (unless such obligation is the subject of a good faith dispute), (b) has notified the Borrowers, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delayed Draw Term Facility” means, at any time, the credit facility constituting the Delayed Draw Term Commitments and Delayed Draw Term Loans.

“Delayed Draw Term Lender” means each Lender holding a Delayed Draw Term Loan or Delayed Draw Term Loan Commitment hereunder.

“Delayed Draw Term Loan” means a term loan made by the Delayed Draw Term Lenders to the Borrowers under the Delayed Draw Term Facility.

“Delayed Draw Term Loan Commitment” means, as to each Lender, its obligation to make a Delayed Draw Term Loan to the Borrowers hereunder, expressed as an amount representing the maximum principal amount of the Delayed Term Loan to be made by such Lender under this Agreement, as such commitment may be reduced from time to time pursuant to Section 2.04. The initial amount of each Lender’s Delayed Draw Term Loan Commitment is set forth on Schedule 2.01 under the caption “Delayed Draw Term Loan Commitment” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate amount of the Delayed Draw Term Loan Commitments is $25,000,000.

“Delayed Draw Term Loan Commitment Termination Date” means the earliest of: (i) April 7, 2015, (ii) the Maturity Date, and (iii) the date of the permanent reduction of the Delayed Draw Term Loan Commitment to zero Dollars ($0) in accordance with the provisions of Section 2.04(b) or Section 8.02.

“Deposit Account Control Agreement” has the meaning specified in the Guarantee and Collateral Agreement.

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“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one year after the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees or otherwise, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia and any other Subsidiary that is not a CFC.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Engagement Letter” means the Engagement Letter, dated February 25, 2014, between the Parent and RBSC.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, penalties, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on any Loan Party or any of its Subsidiaries with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA. Any former ERISA Affiliate of a Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising during such period and with respect to which such former ERISA Affiliate could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against the former ERISA Affiliate or any Loan Party; provided, however, that if liability is asserted against such ERISA Affiliate prior to the expiration of the six-year period, the former ERISA Affiliate shall continue to be an ERISA Affiliate of the Loan Party(ies) after the expiration of the six-year period.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing under Section, 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan, other than for the payment of PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates, (f) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (g) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan or (h) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (i) the assertion of a claim (other than routine claims for benefits) against any Plan, or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any such Plan that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; or (j) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in a Material Adverse Effect.

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“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the ICE Benchmark Administration LIBOR Rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by RBSC’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by RBSC’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based the definition of Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Everest” means Everest Hill Group Inc., a British Virgin Islands corporation.

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“Excess Cash Flow” means, for any period, an amount equal to (i) Consolidated EBITDA of the Parent and its Subsidiaries for such period, minus (ii) the sum for such period of (A) regularly scheduled principal payments on Indebtedness to the extent paid in cash, (B) the Interest Expense of the Parent and its Subsidiaries to the extent paid in cash, (C) unfinanced Capital Expenditures, (D) Restricted Payments permitted under Section 7.06 and paid in cash (to the extent not financed with the proceeds of issuances of Equity Interests or Indebtedness), (E) the purchase price paid in cash for a target in a Permitted Acquisition as set forth in the acquisition documents related thereto (to the extent not financed with the proceeds of issuances of Equity Interests or Indebtedness), (F) payments of, or in respect of, Taxes (to the extent paid in cash during such period), by the Parent and its Subsidiaries, and (G) all other charges, losses, expenses and other items added back to Consolidated Net Income in the determination of Consolidated EBITDA of the Parent and its Subsidiaries for each period, in each case to the extent paid in cash during such period, to the extent expressly permitted to be paid pursuant to the terms of this Agreement, in each case, to the extent not financed with the proceeds of issuances of Equity Interests or Indebtedness).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means (a) the Net Cash Proceeds from any issuance of Equity Interests by the Parent to the Permitted Holders and their Related Parties, (b) any other issuance of Equity Interests by the Parent to the extent that not later than 90 days after any such issuance, such Net Cash Proceeds are applied (i) to finance a Permitted Acquisition or other Investments permitted hereunder or (ii) to finance Consolidated Capital Expenditures, (c) Equity Interests issued to the Parent, any Borrower, any Guarantor or any Subsidiary of a Loan Party, (d) Equity Interests issued to management, employees or directors in connection with equity incentive and similar programs and (e) Equity Interests issued in connection with the exercise of pre-emptive rights. Notwithstanding the foregoing, no Net Cash Proceeds constitution a Cure Amount shall be Excluded Contributions.

“Excluded Hedging Obligation” means with respect to any Guarantor, any Guaranty Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Guaranty Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Guaranty Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Guaranty Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Guaranty Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful.

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“Excluded Taxes” means, in the case of each Agent and each Lender, (a) taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes, and franchise or similar taxes, (i) imposed by the jurisdiction under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) imposed by reason of any connection between such Agent or Lender and any taxing jurisdiction (other than connections arising solely from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, any U.S. federal withholding tax imposed on amounts payable hereunder in respect of any Lender (including any Eligible Assignee (pursuant to an assignment under Section 10.07) unless such assignment is at the written request of the Parent) pursuant to a law in effect on the date on which it becomes a Lender except, in the case of an Eligible Assignee who becomes a Lender, to the extent such tax is not in excess of the tax that would have been applicable had the assigning Lender not assigned its interest arising under any Loan Document, (c) any U.S. federal withholding taxes imposed as a result of the failure of any Agent or Lender to comply with the provisions of Sections 3.01(b) and 3.01(c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(d) (in the case of any U.S. Lender, as defined below), and (d) any U.S. federal withholding taxes imposed on any amount payable to or for the account of any Agent or Lender as a result of the failure of such recipient to satisfy the applicable requirements under FATCA to establish that such payment is exempt from withholding under FATCA.

“Existing Loan Agreement” means that certain Loan and Security Agreement dated as of August 8, 2012, by and between QMT and TD Bank, N.A., as the same may be amended, restated or otherwise modified from time to time.

“Existing Minority Interests” means (a) the Equity Interests of Tekna Seal that, as of the date hereof, are not owned by the Parent or one of its Subsidiaries and constituting no more than 6.22% of all of the outstanding Equity Interests of Tekna Seal on a fully diluted basis and (b) the Equity Interests of Flomet that, as of the date hereof, are not owned by the Parent or one of its Subsidiaries and constituting no more than 3.78% of all of the outstanding Equity Interests of Tekna Seal on a fully diluted basis.

“FATCA” means the Foreign Account Tax Compliance Act, as codified in Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA minus the unfinanced portion of Capital Expenditures (disregarding Capital Expenditures financed with the proceeds of the Loans other than Revolving Loans) minus expense for taxes paid in cash to (b) Fixed Charges, all calculated for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

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“Fixed Charges” means, for any period, without duplication, Interest Expense (excluding (i) interest paid in kind, (ii) expense reimbursements paid in connection with this Agreement and (iii) upfront fees paid in connection with Swap Contracts), plus scheduled principal payments on Indebtedness (excluding, for the avoidance of doubt, any mandatory prepayments), plus Restricted Payments paid in cash, plus Capital Lease Obligation payments, all calculated for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that in calculating Fixed Charges for the Test Period ending on (a) June 30, 2014, Fixed Charges shall be deemed to be Fixed Charges for the fiscal quarter then ended times four, (b) September 30, 2014, Fixed Charges shall be deemed to be Fixed Charges for the two fiscal quarters then ended times two, and (c) December 31, 2014, Fixed Charges shall be deemed to be Fixed Charges for the three fiscal quarters then ended times 4/3.

“Flomet” has the meaning specified in the introductory paragraph to this Agreement.

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Parent that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Subsidiary formed solely for the purposes of holding and substantially all assets of which consist of Equity Interests in one or more CFCs or other Foreign Subsidiary Holdcos, and which have no consensual liabilities other than to a Borrower and its wholly-owned Subsidiaries under its Organization Documents.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

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“Funded Indebtedness” means as of the date of determination, on a consolidated basis, the sum of the following, without duplication: (a) the outstanding principal amount of all Indebtedness which is classified as “long-term debt” on the consolidated balance sheet of the Parent and its Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year; (b) the outstanding principal amount of Indebtedness for borrowed money of the Parent and its Subsidiaries outstanding under a revolving credit, term or similar agreement (and renewals and extensions of any thereof); (c) the borrowing of money or the obtaining of credit (other than trade or other payables and accrued expenses incurred in the ordinary course of business and not more than 90 days past due), including the issuance of notes or bonds (but excluding surety, performance or bid bonds); (d) the deferred purchase price of assets (other than trade or other payables and accrued expenses incurred in the ordinary course of business), (e) with respect to any Synthetic Lease Obligations or any Capitalized Lease Obligations, the outstanding principal amount of Indebtedness in respect of such Synthetic Lease Obligations or Capitalized Lease Obligations of the Parent and its Subsidiaries; plus (f) Indebtedness of the type referred to in clauses (a) through (e) above of another Person guaranteed by, or secured by a Lien on assets of, a Borrower or any of its Subsidiaries.

“Funding Account” has the meaning given to such term in Section 4.01(f).

“GAAP” means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board; provided, however, that for purposes of compliance with this Agreement and calculations hereunder (but not for purposes of any financial statements delivered pursuant to the terms hereof), (a) “GAAP” means such principles as in effect on June 30, 2013 as applied by the Parent and its Subsidiaries in the preparation of the Annual Financial Statements for the fiscal year ended June 30, 2013 and consistently followed, without giving effect to any changes to GAAP subsequent thereto, and (b) in the event of a change in generally accepted accounting principles after such date, either the Administrative Agent, the Parent or the Required Lenders may request a change in the definition of “GAAP”, in which case the parties hereto shall negotiate in good faith with respect to an amendment of this Agreement implementing such change, provided, however, if no agreement is reached, then no change or amendment shall be made.

“General Flange” has the meaning specified in the introductory paragraph to this Agreement.

“Governmental Approvals” means authorizations, consents, approvals, waivers, exemptions, variances, franchises, permissions, permits and licenses of, and filings and declarations with, any Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means the guarantee and collateral agreement made by the Loan Parties, in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit E, as the same may be supplemented by each Guarantee and Collateral Agreement Supplement delivered pursuant to Section 6.11.

“Guarantee and Collateral Agreement Supplement” has the meaning specified in the Guarantee and Collateral Agreement.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrowers may cause any Domestic Subsidiary (other than any Domestic Subsidiaries that are direct or indirect Subsidiaries of a Foreign Subsidiary that is a CFC) that is not a Guarantor to Guarantee the Obligations by causing such Domestic Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Domestic Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Hazardous Materials” means any gasoline or petrol (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or is a basis for liability under any Environmental Law.

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“Hedge Bank” means any Person that is a party to a Swap Contract with a Loan Party and, at the time it enters into such Swap Contract, is (or was) an Agent, a Lender or an Affiliate of any of them, each in its capacity as a party thereto.

“ICE LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“Increasing Lenders” has the meaning specified in Section 2.14(a).

“Incremental Amendment” has the meaning specified in Section 2.14(e).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)        the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)        net obligations of such Person under any Swap Contract;

(d)        all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation (other than any earn-out obligation that has become a liability (other than a contingent liability) on the consolidated balance sheet of the Borrowers and their Subsidiaries) until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)        all Attributable Indebtedness of such Person;

(f)         all obligations of such Person in respect of Disqualified Equity Interests;

(g)        all Guarantees of such Person in respect of any of the foregoing; and

(h)        all obligations of any Person of the kind described in the foregoing clauses (a) through (g) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Funded Debt. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

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“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property” has the meaning specified in Section 5.18.

“Intellectual Property Security Agreement” has the meaning specified in the Guarantee and Collateral Agreement.

“Intercompany Subordination Agreement” means an agreement executed by each Subsidiary of the Parent, in substantially the form of Exhibit G.

“Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all accretion of OID and amortization of premium on Indebtedness; (b) the interest component of Indebtedness constituting Capitalized Leases paid, accrued and/or scheduled to be paid or accrued during such period; (c) net cash costs under all Swap Contracts (including amortization of fees); (d) without duplication, any periodic commitment fees and other fees payable to the Administrative Agent, the Collateral Agent or the Lenders pursuant to the Loan Documents; and (e) without duplication, any periodic fees paid by such Person to creditors, which fees shall be related to or arising out of any Indebtedness owed to creditors.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the Closing Date, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the Closing Date, the last Business Day of each calendar month and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Parent in its Loan Notice; provided that:

(a)        any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

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(b)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)        no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“IRS” means Internal Revenue Service of the United States.

“Issuing Bank” means RBSC, in its capacity as the issuer of Letters of Credit, and its successors in such capacity, as provided in Section 2.13. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Landlord Agreement” means a landlord lien waiver (or subordination agreement) and access agreement, in form and substance reasonably satisfactory to the Collateral Agent, between the landlord of a Specified Leased Property and the Collateral Agent.

“Latest Maturity Date” means, at any date of determination, the latest scheduled maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time, disregarding the proviso to the definition of “Maturity Date”.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The LC Exposure of any Revolving Lender at any time shall be its Pro Rata Share of the aggregate LC Exposure.

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“LC Fronting Fee” shall have the meaning assigned to such term in Section 2.07(b).

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.07(b).

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered an Incremental Amendment, and to the extent such Incremental Amendment shall have become effective in accordance with the terms hereof and thereof. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Notice” has the meaning specified in Section 2.13(b).

“Letter of Credit Sublimit” means an amount equal to $2,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitments.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement in the nature of a security interest, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Loan” means an extension of credit by a Lender to a Borrower under Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Incremental Amendment, (d) the Collateral Documents, (e) the Engagement Letter and (f) all other agreements, instruments and documents now or hereafter executed and delivered to the Administrative Agent, the Collateral Agent, and/or any Lender by the Parent or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, (a) each Borrower and (b) each Guarantor.

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“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means any event or condition having a material adverse effect on: (a) the business, assets, financial condition, operations or properties of the Parent and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations in all material respects under the Loan Documents, (c) the rights and remedies of the Administrative Agent, Collateral Agent or Lenders to enforce or collect the amounts due under the Loan Documents or to realize upon any Collateral, (d) the enforceability of any of the Collateral Documents or the attachment, perfection or priority of any of the Liens intended to be created thereby, or (e) the validity of any of the Loan Documents or the consummation of any of the transactions contemplated therein.

“Material Contract” means agreement of the Parent or any Subsidiary under which an uncured default or breach by the Parent or any Subsidiary could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” of any Person means Indebtedness of such Person having an aggregate principal amount of $1,000,000 or more.

“Material Real Property” means any real property fee interest (or ground lease interest) of any Loan Party with a fair market value in excess of $1,000,000, other than the ground lease interest of Flomet under the Ground Lease Agreement, dated April 4, 2005, between Flomet and the city of De Land, Florida.

“Maturity Date” means (i) with respect to the Revolving Loans, the Term Loans made on the Closing Date and the Delayed Draw Term Loans made thereafter in accordance with the provisions of this Agreement, the date that is five (5) years after the Closing Date, and (ii) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment, provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgage” or “Mortgages” means any mortgages, deeds of trust or similar agreements executed and delivered pursuant to Section 4.01, 6.11, 6.13(b) or 6.17 made by a Loan Party in favor of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Collateral Agent; as the each of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Properties” means each Material Real Property with respect to which a Mortgage is required to be delivered pursuant to Section 4.01, 6.11 or 6.13(b).

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“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)        with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Parent or any of its Subsidiaries in respect of such Casualty Event, net of (i) reasonable out-of-pocket fees, expenses and costs incurred in connection therewith, (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property which is senior to the Lien held by the Collateral Agent for the benefit of the Lenders, and (iii) any income, sales and transfer taxes payable or reasonably expected to be payable by the Parent or any of its Subsidiaries (or tax distributions in respect thereof) in respect of such Casualty Event;

(b)        with respect to any Asset Sale, the aggregate amount of all cash payments received by the Parent or any of its Subsidiaries as consideration for such Asset Sale, whether at the time of such Asset Sale or after such Asset Sale under deferred payment arrangements or Investments (but only as and when received in cash) entered into or received in connection with such Asset Sale, net of (i) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and out-of-pocket expenses payable by the Parent or any of its Subsidiaries in connection therewith, (ii) any Federal, state and local income or other Taxes estimated to be payable by the Parent or any of its Subsidiaries as a result thereof, and (iii) any repayments by the Parent or any of its Subsidiaries of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Asset Sale, such Lien is senior to the Lien held by the Collateral Agent on such property, if applicable, and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property and (iv) reasonable reserves in connection with any indemnification payments (but only until the release thereof); and

(c)        with respect to any incurrence of Indebtedness or offering of Equity Interests, the aggregate amount of all cash proceeds received by the Parent or any of its Subsidiaries therefrom, less all legal, broker, transaction, placement, underwriting and similar fees, commissions and out-of-pocket expenses incurred in connection therewith.

“Non-Bank Certificate” has the meaning specified in Section 3.01(b).

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Loan Party” means any Subsidiary of the Parent that is not a Loan Party.

“Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Loans made by such Lender.

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“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including principal, interest, fees, costs and expenses and indemnity reimbursement amounts) or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party arising under any Secured Hedge Agreement with a Hedge Bank, and (c) Cash Management Obligations. Anything in the foregoing to the contrary notwithstanding, Excluded Hedging Obligations shall not constitute Obligations.

“OFAC” means the Office of Foreign Assets control of the United States Department of Treasury.

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(e).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means ARC Group Worldwide, Inc., a Utah corporation.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCC” means Precision Castparts Corp., an Oregon corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or contributed or had an obligation to contribute, in the preceding five plan years.

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“Perfection Certificate” means each perfection certificate delivered by the Parent or any Subsidiary thereof.

“Permitted Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Parent or any of its wholly owned Subsidiaries that is a Loan Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person, provided,

(i)         immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)        all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws;

(iii)       such acquisition was not preceded by an unsolicited tender offer for such Equity Interests or, proxy contest, and was approved, or recommended, by the board of directors (or equivalent governing body) of the target thereof;

(iv)       in the case of the purchase or other acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Parent in connection with such acquisition shall be owned 100% by the Parent or a Guarantor, and the Parent shall take, or cause to be taken, each of the actions set forth in Sections 6.11 and 6.13, as applicable, as and when required;

(v)       (A) the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.14 on a Pro Forma Basis after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended and as of the last day of the most recently ended month of the Parent for which information is available for the assets, Equity Interests or business, line, unit or division being acquired, (B) the Total Leverage Ratio shall be lower than the lesser of (1) 2.95:1.00 and (2) the maximum ratio permitted by Section 7.14 at such time, adjusted by reducing the numerator of such ratio by 0.25, on a Pro Forma Basis as of the last day of the most recently ended quarter of the Parent and its Subsidiaries for which information is available for the assets, Equity Interests or business, line, unit or division being acquired, and (C) the Parent shall have delivered to the Administrative Agent a Compliance Certificate evidencing in reasonable detail compliance with the financial covenants and ratios described in subclauses (A) and (B) of this clause (v) and such Compliance Certificate, including the calculations set forth therein, shall be reasonably acceptable to the Administrative Agent;

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(vi)       the Parent shall have delivered to Administrative Agent for distribution to the Lenders at least 15 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to such proposed acquisition (A) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $1,000,000, (i) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with the covenants set forth in Article VII and (ii) good faith projections for the twelve (12) month period subsequent to such proposed acquisition demonstrating compliance with the financial covenants set forth in Section 7.14 on a Pro Forma Basis after giving effect to such acquisition and (B) with respect to any transaction or series of related transactions, (i) a copy of the purchase agreement related to the proposed acquisition (and any related documents reasonably requested by Administrative Agent), (ii) a list of requested EBITDA adjustments as confirmed by a third party quality of earnings report to the extent such adjustments for all such proposed Permitted Acquisitions exceed more than $1,000,000 at any one time in determining Consolidated EBITDA on a Pro Forma Basis for the twelve (12) month period immediately prior to such proposed acquisition, (iii) a general description of such acquired assets or such acquired business line or unit or division and the competitive position of such Person or business line or unit or division within the industry, (iv) the sources and uses of funds to finance the proposed acquisition, (v) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed acquisition, including any audited financial statements that are available, and (vi) as reasonably requested by the Administrative Agent, any other due diligence material that is in the possession of the Parent or any Subsidiary and readily available, all of which shall be reasonably acceptable to the Administrative Agent;

(vii)      any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrowers and their Subsidiaries are permitted to be engaged hereunder;

(viii)     any Person who is the target of the proposed acquisition shall have had positive EBITDA (calculated in a manner reasonably satisfactory to the Administrative Agent and certified in a writing setting forth such calculations that is delivered by the Parent to the Administrative Agent) for each of the most recently ended four fiscal quarters prior to the closing date of such acquisition for which financial information is available;

(ix)        after giving effect to the consummation of the respective Permitted Acquisition and any financing thereof, the sum of (i) the aggregate amount of unrestricted cash and cash equivalents held by the Loan Parties and their Subsidiaries plus (ii) the Availability in respect of the Revolving Commitments shall not be less than $10,000,000 (it being understood that cash and cash equivalents shall not constitute restricted cash or Cash Equivalents solely by reason of being subject to the Lien of the Collateral Documents; and

(x)         the aggregate Acquisition Consideration (A) for each Permitted Acquisition either singly or together with all other Permitted Acquisitions in any period of four (4) consecutive fiscal quarters shall not exceed $30,000,000, (B) for all Permitted Acquisitions not solely constituting assets located, or stock of Persons all of whose assets are located, entirely within the United States shall not exceed $10,000,000 and (C) for all Permitted Acquisitions shall not exceed $50,000,000.

“Permitted Holders” means Everest and its Controlled Investment Affiliates.

“Permitted Lien” means any Lien permitted by Section 7.01.

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“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus reasonable OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated to the Obligations, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, and (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the applicable Borrower or Subsidiary than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, and (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and no additional obligors become liable for such Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.06(a)(ii).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to any financial calculation or compliance with any test or covenant hereunder performing such calculation, or compliance with such test or covenant, as applicable, after giving effect to (a) the Transactions, (b) any Investment, (c) any asset sale, (d) any payment of principal or interest in respect Indebtedness, or (e) any incurrence of Indebtedness, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold (if available) and the consolidated financial statements of the Parent and its Subsidiaries, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding incurred Loans during such period).

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“Pro Forma Financial Statements” has the meaning specified in Section 5.06(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans or Revolving Exposure of such Lender under the applicable Credit Facility or Credit Facilities at such time and the denominator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Loans or Revolving Exposure under the applicable Credit Facility or Credit Facilities at such time.

“Projections” shall have the meaning specified in Section 6.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“QMT” means Quadrant Metals Technologies LLC, a Delaware limited liability company.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of income, changes in stockholders’ and cash flows of the Parent and its Subsidiaries for each of the fiscal quarters after the date of the Annual Financial Statements and ended at least forty five (45) days before the Closing Date.

“RBSC” means RBS Citizens, N.A., a national banking association, and its successors and assigns.

“Register” has the meaning specified in Section 10.07(c).

“Related Parties” means, with respect to any specified Person, (a) any spouse or former spouse, estate or lineal descendant (whether natural or adopted) of such Person, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or any of the persons referred to in clause (a) of this definition.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043 (c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Facility Lenders” shall mean, with respect to any Credit Facility on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Term Loans, the Delayed Draw Term Loans or Revolving Exposure, as applicable, under such Credit Facility and (ii) the aggregate unused Commitments under such Credit Facility.

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“Required Lenders” means, on any date of determination, Lenders who collectively hold more than 67% (or, if there are two or fewer lenders, at least 100%) of the outstanding Term Loans, Delayed Draw Term Loans, Revolving Exposure and unfunded Commitments hereunder, or if the Revolving Commitments have been terminated, Lenders who collectively hold more than 67% (or, if there are two or fewer lenders, at least 100%) of the aggregate outstanding Term Loans, Delayed Draw Term Loans and Revolving Exposure under the Credit Facility; provided, however, that if at any time there are two or three Lenders party to the Credit Agreement, “Required Lenders” must include at least two lenders, and provided further, that if at any time (irrespective of the number of Lenders party to the Credit Agreement) a Lender shall be a Defaulting Lender, the Revolving Exposure and unfunded commitments under the Credit Facility of such Defaulting Lender shall be excluded from the determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or other similar officer or Person performing similar functions of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Parent.

“Restricted Payment” means the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent’s or its Subsidiaries’ respective stockholders, partners or members (or the equivalent Persons thereof).

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.04 and assignments by or to such Lender pursuant to assignments by or to such Lender pursuant to Section 10.07 and increased pursuant to Section 2.14. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $20,000,000.

“Revolving Exposure” means with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

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“Revolving Facility” means the credit facility constituting the Revolving Commitment.

“Revolving Lender” means a Lender with a Revolving Commitment.

“Revolving Loan” means a revolving loan made by the Lenders to a Borrower pursuant to Section 2.01(b).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any Person described in clauses (a) or (b) of this definition.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(g) that is entered into by and between any Loan Party and any Hedge Bank which is designated in writing by the Hedge Bank and the Parent to the Administrative Agent as a “Secured Hedge Agreement”, provided that any such Hedge Bank which is not an Agent or a Lender has delivered a letter to the Administrative Agent (which is reasonably satisfactory to Administrative Agent) pursuant to which such Hedge Bank (a) appoints the Collateral Agent as its agent under the Collateral Documents and (b) agrees to be bound by Article IX, Section 10.15 and 10.16 as if it were a Lender, and Section 8.03.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank, each Cash Management Bank, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(b).

“Securities Account Control Agreements” has the meaning specified in the Guarantee and Collateral Agreement.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

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“Solvent” and “Solvency” mean, at a point in time, that the fair salable value of the assets of a Person, on a going concern basis, is greater than the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Person; the fair salable value of the assets of the Person, on a going concern basis, is not less than the amount that will be required to pay its probable liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured; the Person is not engaged in a business or a transaction, and is not about to be engaged in a business or a transaction, for which its properties would constitute an unreasonably small capital; and the Person does not intend to, and does not believe that it will, incur debts or liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) beyond its ability to pay as such debts and liabilities mature in the ordinary course of business. For purposes of the foregoing, the amount of contingent liabilities are to be computed as the amount that, in light of all the facts and circumstances existing at that point in time, can reasonably be expected to become an actual or matured liability.

“Specified Leased Property” means any parcel of real property leased or licensed (including any sublease, sublicense or similar arrangement) by the Parent or any of its Subsidiaries (a) under any agreement with any Affiliate of the Parent, (b) used as the Parent’s headquarters or (c) where material books, records or inventory of the Parent or its Subsidiaries are stored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.12(a).

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means RBSC in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.12.

“Syndication Agent” means Capital One, National Association, as syndication agent under this Agreement.

“Synthetic Lease Obligations” means an arrangement treated as an operating lease for financial accounting purposes and a financing lease for tax purposes.

“Taxes” has the meaning specified in Section 3.01(a).

“Tekna Seal” has the meaning specified in the introductory paragraph to this Agreement.

“Term Facility” means, at any time, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means each Lender holding a Term Loan or Term Loan Commitment hereunder.

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“Term Loan” means a term loan made by the Term Lenders to the Borrowers under the Term Facility.

“Term Loan Commitment” means, as to each Lender, its obligation to make a Term Loan to the Borrowers hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption or an Incremental Amendment. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01 under the caption “Term Loan Commitment” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate amount of the Term Loan Commitments is $45,000,000.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Parent ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 4.01(g) or Section 6.01(a) or (b), as applicable, without giving effect to any grace period applicable thereto (or, prior to the date that the first such financial statements are required be so delivered, solely for purposes of determining compliance with the financial covenants set forth in Section 7.14 on a Pro Forma Basis in connection with a Permitted Acquisition or Section 7.08(b), the most recent period of four consecutive fiscal quarters).

“Thixoforming” means Thixoforming LLC, a Colorado limited liability company.

“Thixoforming Acquisition” means the means the acquisition of Thixoforming by AFT, under and pursuant to the Thixoforming Acquisition Agreement.

“Thixoforming Acquisition Agreement” means that certain Purchase Agreement, dated as of April 7, 2014, among AFT, Thixoforming and PCC, pursuant to which AFT will acquire 100% of the limited liability membership interests of Thixoforming.

“Thixoforming Acquisition Documents” means the Thixoforming Acquisition Agreement and each of the other documents, instruments and agreements executed and delivered in connection with the Thixoforming Acquisition, as the same may be amended, restated or otherwise modified from time to time.

“Thixoforming Financial Statements” means the unaudited balance sheet of the Company as at December 29, 2013 and the income statement for the eleven month period ending on February 28, 2014 and delivered pursuant to Section 4.01(g).

“Thixoforming Material Adverse Effect” means “Material Adverse Effect” as defined in the Thixoforming Acquisition Agreement.

“Total Leverage Ratio” means, as to the Parent and its Subsidiaries on a consolidated basis as of the date of its determination, the ratio of (a) Funded Indebtedness of the Parent and its Subsidiaries as of such date, to (b) Consolidated EBITDA of the Parent and its Subsidiaries for the Test Period ended as of such date.

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“Transaction” means, collectively (a) the execution and delivery and performance of the Loan Documents and the making of the initial Loans hereunder on the Closing Date, (b) the execution and delivery and performance of the ATC Acquisition Documents and the consummation of the ATC Acquisition, (c) the repayment in full of all amounts due or outstanding under or in respect of the Existing Loan Agreement, (d) the execution and delivery and performance of the Thixoforming Acquisition Documents and the consummation of the Thixoforming Acquisition, (e) the repayment in full of all amounts due or outstanding under or in respect of the Convertible Note Indebtedness, and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Parent or any of its Subsidiaries in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Delayed Draw Term Loan Amount” means, at any time, $25,000,000 minus the aggregate principal amount at such time of all Delayed Draw Term Loans that have been funded pursuant to and in accordance with Section 2.01(c).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“U.S. Lender” has the meaning specified in Section 3.01(d).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“WARN” has the meaning specified in Section 5.08.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Term Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

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“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Wireless” has the meaning specified in the introductory paragraph to this Agreement.

Section 1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)          (i)        The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)       References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii)      The term “including” is by way of example and not limitation.

(iv)      The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including”. In the event that performance of any obligation is due on a day that is not a Business Day, then, except as expressly provided herein, the time for such performance shall be extended to the next Business Day.

(d)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document

Section 1.03.    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

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Section 1.04.    Rounding. Except as provided in the definition of “Pro Rata Share”, any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Article II.

The Commitments and Borrowings

Section 2.01.    The Loans.

(a)        Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to 3D Material a single Term Loan denominated in Dollars equal to such Lender’s Term Loan Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)        Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make to the Borrowers Revolving Loans denominated in Dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the sum of the aggregate Revolving Commitments, at any time and from time to time during the Availability Period for the Revolving Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may be reborrowed, on the terms and subject to the conditions herein. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

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(c)        Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make to the Borrowers Delayed Draw Term Loans denominated in Dollars in an aggregate principal amount that will not result in the aggregate principal amount at such time of all outstanding Delayed Draw Term Loans exceeding the aggregate Delayed Draw Term Loan Commitment, at any time on a date after the Closing Date but prior to end of the Availability Period for the Delayed Draw Term Facility. Any Borrowing of a Delayed Draw Term Loan will automatically and permanently reduce the Delayed Draw Term Loan Commitment in an amount corresponding to the amount of such Borrowing. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed. Delayed Draw Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02.    Borrowings, Conversions and Continuations of Loans.

(a)        Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Parent’s irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) on or before 12:00 noon on the requested date of any Borrowing of Base Rate Loan. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice shall specify (i) whether the Parent is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or the Type of Loans to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) if the Borrowing is a Borrowing of Revolving Loans or Delayed Draw Term Loans, the Borrower to whom such Loan is being made. If the Parent fails to specify a Type of Loan in a Loan Notice, then the applicable Loans shall be made as Base Rate Loans. If the Parent requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period (or the Parent fails to timely deliver a notice of conversion or continuation prior to the expiration of an Interest Period), it will be deemed to have specified an Interest Period of one (1) month. Any Swingline Loans shall be made in accordance with the procedures set forth in Section 2.12.

(b)        Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Parent, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent.

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(c)        Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Parent that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d)        The Administrative Agent shall promptly notify the Parent and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest or demonstrable error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)        After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect unless otherwise agreed between the Parent and the Administrative Agent.

(f)         The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)        Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the applicable Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of a Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest or demonstrable error. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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Section 2.03.    Prepayments.

(a)           Optional.

(i)         The Borrowers may, upon notice by the Parent to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 pm (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii)         Notwithstanding anything to the contrary contained in this subsection (a), the Parent may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all of the applicable Credit Facility or other transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed.

(iii)        Voluntary prepayments of any Term Loans permitted hereunder shall be applied as directed by the Parent. Voluntary prepayments of outstanding Revolving Loans shall be applied pro rata to the outstanding Revolving Loans and shall not result in a permanent reduction in the Revolving Commitments.

(b)          Mandatory.

(i)           If the Aggregate Revolving Exposure outstanding exceeds the Revolving Commitment, the Borrowers will immediately prepay the Revolving Loans hereunder without any prepayment premium or penalty (but subject to the payment of all amounts for which the Borrowers are liable under Section 3.05 or similar costs) and Cash Collateralize the Letter of Credit Exposure, in each case to the extent necessary to eliminate such excess.

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(ii)          If the aggregate principal amount of outstanding Delayed Draw Term Loans exceed the aggregate Delayed Draw Term Loan Commitment, the Borrowers will immediately prepay the Delayed Draw Term Loans hereunder without any prepayment premium or penalty (but subject to the payment of all amounts for which the Borrowers are liable under Section 3.05 or similar costs) to the extent necessary to eliminate such excess.

(iii)         On the fifth Business Day after the date of any Asset Sale by the Parent or any of its Subsidiaries, the Borrowers will prepay the Loans hereunder in an aggregate amount equal to 100% of the amount of Net Cash Proceeds from such Asset Sale received by the Parent or any of its Subsidiaries on the date of such Asset Sale. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Borrowers shall not be required to make any prepayment of the Loans under this Section 2.03(b)(iii) with respect to Net Cash Proceeds received by the Parent or any of its Subsidiaries from Asset Sales to the extent that, on or prior to the date such Net Cash Proceeds would otherwise be required to be so applied the Parent notifies the Administrative Agent that such Net Cash Proceeds are to be reinvested in assets used or usable in the business of the Parent or any of its Subsidiaries within 180 days of each such Asset Sale, and if such Net Cash Proceeds to be reinvested are not in fact reinvested within 180 days after receipt thereof, then such proceeds shall be due and payable, and, in each case, applied to the prepayment of Loans as provided in this clause (iii) at the expiration of such 180-day period); provided that the amount of such Net Cash Proceeds not applied to prepayment of the Loans because of this sentence shall not exceed $1,000,000 over the term of this Agreement.

(iv)         On the fifth Business Day after any incurrence of Indebtedness by the Parent or any of its Subsidiaries (other than Indebtedness expressly permitted pursuant to Section 7.03), the Borrowers will prepay the Loans hereunder in an aggregate amount equal to 100% of the amount of the Net Cash Proceeds from such incurrence of Indebtedness received by the Parent or any of its Subsidiaries.

(v)          On the fifth Business Day after the closing of any offering or sale of Equity Interests by or any capital contribution to the Parent (other than any Excluded Contribution), the Borrowers will prepay the Loans hereunder in an aggregate amount equal to 50% (or, in the case of Net Cash Proceeds constituting a Cure Amount, 100%) of the Net Cash Proceeds from such offering or sale of Equity Interests.

(vi)         On the tenth Business Day after the receipt by the Administrative Agent or the Parent or any of its Subsidiaries of the proceeds of insurance, condemnation award or other compensation (other than business interruption insurance proceeds) in respect of any Casualty Event affecting any property or assets of the Parent or any of its Subsidiaries, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds from such Casualty Event, provided that the Borrowers shall not be required to make any prepayment of the Loans under this Section 2.03(b)(vi) with respect to Net Cash Proceeds received by any Borrower or any of its Subsidiaries from Casualty Events to the extent if, at the time proceeds of insurance, condemnation award or other compensation (other than business interruption insurance proceeds) in respect of such Casualty Event are received, no Event of Default shall have occurred and be continuing, to the extent that, on or prior to the date such Net Cash Proceeds would otherwise be required to be so applied the Parent notifies the Administrative Agent that such Net Cash Proceeds from such Casualty Event are to be reinvested in the repair, restoration or replacement of the property affected by such Casualty Event or in other assets used or usable in the business of the Borrowers and their Subsidiaries within 180 days of the receipt of such proceeds, and if such Net Cash Proceeds intended to be reinvested are not in fact reinvested then such proceeds shall be due and payable and applied to the prepayment of Loans as provided in this clause (v) at the expiration of such 180-day period).

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(vii)        Not later than the fifth Business Day after the date on which the annual financial statements are required to be delivered for any fiscal year (beginning with the fiscal year ending June 30, 2015) pursuant to Section 6.01(a), if the Total Leverage Ratio is greater than or equal to 2.50:1.00 for the Test Period ending on the last day of such fiscal year, the Borrowers will prepay the Loans hereunder in an aggregate amount equal to 75% (or (A) if the Total Leverage Ratio is less than 2.50:1.00 but greater than or equal to 2.00:1.00 for the Test Period ending on the last day of such fiscal year, 50%, or (B) if the Total Leverage Ratio is less than 2.00:1.00 for such Test Period, 0%) of the Excess Cash Flow for such fiscal year minus the aggregate amount of voluntary prepayments of the Term Loans, and Delayed Draw Term Loans and, to the extent accompanied by a permanent reduction of the Revolving Commitments, Revolving Loans, during such fiscal year (but, in the case of Term Loans and, only to the extent that such voluntary prepayments were applied pro rata to remaining installments of the Term Loans or Delayed Draw Term Loans, as applicable);

(viii)       (A) Each prepayment of Loans pursuant to this Section 2.03(b) shall be applied first to the Term Loans and any Delayed Draw Term Loans then outstanding (and applied pro rata to the remaining installments thereof in inverse order of maturity), then to the outstanding Revolving Loans and lastly, to the Cash Collateralization of Letters of Credit, (B) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment and (C) prepayments of outstanding Revolving Loans shall not result in a permanent reduction in the Revolving Commitments.

(c)           The Parent shall notify the Administrative Agent in writing of any mandatory prepayment of the Loans required to be made pursuant to Section 2.03(b)(iii) through (vii) at least two (2) Business Days prior to the required date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each applicable Lender of the contents of the Parent’s prepayment notice and of such Lender’s Pro Rata Share or other applicable share of the prepayment.

(d)           Interest, Funding Losses, etc. All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

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Section 2.04.    Termination or Reduction of Commitments.

(a)           Optional. The Borrowers may, upon written notice from the Parent to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any multiple of $500,000 in excess thereof or, if less, the entire amount thereof. Notwithstanding the foregoing, the Parent may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Credit Facility or any other transaction, which refinancing or any other transaction, shall not be consummated or otherwise shall be delayed.

(b)          Mandatory. The Term Loan Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Term Loans pursuant to Section 2.01(a). The Delayed Draw Term Loan Commitment of each Delayed Draw Term Lender shall be automatically and permanently reduced to $0 upon the earlier of (i) the last day of the Availability Period for the Delayed Draw Term Facility and (ii) the date that the aggregate principal amount of the Delayed Draw Term Loan borrowed equals the aggregate Delayed Draw Term Loan Commitment.

Section 2.05.    Repayment of Loans.

(a)           Term Loans. The Term Loans shall mature in quarterly installments payable on the dates set forth below, commencing on June 30, 2014, each such installment to be in an aggregate principal amount equal to the percentage of the Term Loans made or outstanding on the Closing Date set forth opposite each such date specified below, and the Borrowers shall repay to the Administrative Agent for the ratable account of each Term Lender each such installment on each such date. On the Maturity Date for the Term Loans, the Borrowers shall repay to the Administrative Agent for the ratable account of each Term Lender the outstanding principal amount of Term Loans (together with all accrued and unpaid interest and any other amounts owed under this Agreement).

Installment	Percentage

June 30, 2014	2.50%
September 28, 2014	2.50%
December 28, 2014	2.50%
March 29, 2015	2.50%
June 30, 2015	2.50%
September 27, 2015	2.50%
December 27, 2015	2.50%
March 27, 2016	2.50%
June 30, 2016	3.125%
September 25, 2016	3.125%
December 25, 2016	3.125%
March 26, 2017	3.125%
June 30, 2017	3.75%
September 24, 2017	3.75%
December 24, 2017	3.75%
March 25, 2018	3.75%
June 30, 2018	3.75%
September 30, 2018	3.75%
December 23, 2018	3.75%
March 24, 2019	3.75%
Maturity Date for the Term Loans	Outstanding principal amount of Term Loans (together with all accrued and unpaid interest and other amounts).

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(b)          Revolving Loans. The Borrowers shall (i) repay to the Administrative Agent for the ratable account of each Revolving Lender, the then unpaid principal amount (together with accrued and unpaid interest and other amounts) of each Revolving Loan of such Revolving Lender on the Maturity Date in respect of Revolving Loans and (ii) repay to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date in respect of Revolving Loans and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month (or, if such date is not a Business Day, on the next succeeding Business Day) and is at least two Business Days after such Swingline Loan is made; provided that, on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested, and provided further that to the extent not repaid by a Borrower on any such dates, the applicable Borrower shall be deemed to have requested Revolving Loans in an amount equal to the Swingline Loans then outstanding.

(c)          Delayed Draw Term Loans. The Delayed Draw Term Loans shall mature in quarterly installments payable on the dates set forth below, commencing on June 30, 2015, each such installment to be in an aggregate principal amount equal to the percentage of the Delayed Draw Term Loans made hereunder set forth opposite each such date specified below, and the Borrowers shall repay to the Administrative Agent for the ratable account of each Delayed Draw Term Lender each such installment on each such date. On the Maturity Date for the Delayed Draw Term Loans, the Borrowers shall repay to the Administrative Agent for the ratable account of each Delayed Draw Term Lender the outstanding principal amount of Delayed Draw Term Loans (together with all accrued and unpaid interest and other amounts).

Installment	Percentage

June 30, 2015	2.50%
September 27, 2015	2.50%
December 27, 2015	2.50%
March 27, 2016	2.50%
June 30, 2016	3.125%
September 25, 2016	3.125%
December 25, 2016	3.125%
March 26, 2017	3.125%
June 30, 2017	3.75%
September 24, 2017	3.75%
December 24, 2017	3.75%
March 25, 2018	3.75%
June 30, 2018	3.75%
September 30, 2018	3.75%
December 23, 2018	3.75%
March 24, 2019	3.75%
Maturity Date for the Delayed Draw Term Loans	Outstanding principal amount of Delayed Draw Term Loans (together with all accrued and unpaid interest and other amounts).

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Section 2.06.    Interest.

(a)           Subject to the provisions of Section 2.06(c), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)          (i)          If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)         If any amount (other than principal or interest of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Person to whom such amount is owed, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)        While any Event of Default exists, upon the request of the Required Lenders, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)           If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Administrative Agent or the Lenders reasonably determine that (i) the Total Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the applicable Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided that if a proper calculation of the Total Leverage Ratio would have resulted in lower pricing for such period, such Borrower shall receive credit towards the next interest payment(s) in an amount equal to the excess of the amount of interest and fees that have been actually paid for such period over the amount of interest and fees that should have been paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under Section 2.06, 2.07(b) or 2.13(e) or under Article VIII.

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(d)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.07.    Fees.

(a)          The Borrowers shall pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee (a “Commitment Fee”): (i) with respect to the Revolving Loans, in an amount equal to (A) the percentages per annum set forth in the pricing grid below based on Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) multiplied by (B) the difference between the Revolving Commitment and the average daily outstanding Revolving Loans (other than Swingline Loans) during the immediately preceding quarter, and (ii) with respect to the Delayed Draw Term Loans, in an amount equal to 0.50% per annum multiplied by the difference between the Delayed Draw Term Loan Commitment and the average daily outstanding Delayed Draw Term Loans during the immediately preceding quarter. Until delivery of the Compliance Certificate for the fiscal quarter ending on or about September 30, 2014, the Commitment Fee rate will be 0.40% per annum.

Total Leverage Ratio	Commitment Fee
≥ 2.75:1.00	0.45%
≥ 2.25:1.00 but < 2.75:1.00	0.40%
≥ 1.75:1.00 but < 2.25:1.00	0.35%
≥ 1.25:1.00 < 1.75:1.00	0.30%
< 1.25:1.00	0.25%

Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees in respect of the Revolving Loans, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

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(b)          The Borrowers shall pay to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Bank), a fee calculated at a rate per annum equal to the Applicable Rate from time to time for Eurodollar Rate Revolving Loans (the “LC Participation Fee”). Notwithstanding anything to the contrary contained herein, while any Event of Default under Section 8.01(a) or (f) exists, all LC Participation Fees shall accrue at the Default Rate. In addition, the Borrowers shall pay to the Issuing Bank a 0.25% issuance fee, and customary negotiations, processing and arranging fees of the Issuing Bank (as agreed to by the Borrowers) (the “LC Fronting Fee”). Notwithstanding the foregoing, any LC Participation Fees and LC Fronting Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.13 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account

(c)          The Borrowers shall pay to the Administrative Agent, the Collateral Agent and the Arranger such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)          All fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Borrowers shall pay (i) the LC Fronting Fees directly to the Issuing Bank, and (ii) the fees provided under Section 2.07(c) directly to the Administrative Agent or the Arranger, as the case may be. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.08.    Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual number of days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest or demonstrable error.

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Section 2.09.    Evidence of Indebtedness.

(a)          The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-l(c), as non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest or demonstrable error of the amount of the Borrowings made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest or demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender that requests a Note shall attach schedules to its Note and shall endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)          Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest or demonstrable error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.10.    Payments Generally.

(a)          All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent shall in each case be deemed received on the Business Day so received (or, if received after 2:00 p.m. New York, New York time, the succeeding Business Day) and any applicable interest or fee shall continue to accrue, but in each case will be credited to the account of the applicable Borrower on the following Business Day.

(b)          If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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(c)          Unless the Parent has notified the Administrative Agent, prior to the date any payment is required to be made by a Borrower to the Administrative Agent hereunder for the account of any Lender, that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d)          If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)          The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)          Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

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Section 2.11.    Sharing of Payments, etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest or demonstrable error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.12.    Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $2,000,000 or (ii) the sum of the Aggregate Revolving Exposures exceeding the lesser of the aggregate Revolving Commitments and Availability; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Parent shall notify the Administrative Agent of such request by a Loan Notice by facsimile, not later than noon, New York time, on the day of a proposed Swingline Loan and the Borrower to which such Swingline Loan is to be made. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Parent. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to such Borrower’s Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.13(e), by remittance to the Issuing Bank) on the requested date of such Swingline Loan. All Swingline Loans shall be Base Rate Loans.

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(b)          The Swingline Lender at any time may, and at least once per week shall, by written notice given to the Administrative Agent not later than 11:00 a.m., New York time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Parent of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

Section 2.13.    Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, the Parent may request the issuance of Letters of Credit for the account of any Loan Party, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

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(b)          Notice of Issuance, Amendment, Renewal. Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Parent shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 2:00 pm, New York time, at least five (5) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, reasonably satisfactory to the Issuing Bank (each, a “Letter of Credit Notice”) and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrowers also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers and the Parent shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the Letter of Credit Sublimit, (ii) the Aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (iii) no default of any Revolving Lender’s obligations to fund under Section 2.13(d) exists and no Revolving Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(c)           Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date for the Revolving Facility.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

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(e)           Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 11:00 a.m., New York time, on the date that such LC Disbursement is made, if the Parent shall have received notice of such LC Disbursement prior to 9:00 a.m., New York time, on such date, or, (ii) if such notice has not been received by the Parent prior to such time on such date, then not later than 11:00 a.m., New York time, on the Business Day immediately following the day that the Parent receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 that such payment be financed with a Base Rate Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrowers, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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(g)          Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Parent by facsimile of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)           Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.06(a)(i) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Parent, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.07(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

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(j)            Cash Collateralization. (i) Upon the request of the Administrative Agent to the Parent, (A) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Disbursement, or (B) if, as of the Letter of Credit Expiration Date, any LC Exposure for any reason remains outstanding, the Borrowers shall, in each case, promptly, and in any event within one Business Day, Cash Collateralize the then outstanding amount of all LC Exposure. At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within three Business Days after the request of the Administrative Agent or the Issuing Bank, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(ii)         In addition, if the Administrative Agent notifies the Parent at any time that the outstanding amount of all LC Exposure at such time exceeds 100% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall Cash Collateralize the LC Exposure in an amount equal to the amount by which the outstanding amount of all LC Exposure exceeds the Letter of Credit Sublimit.

(iii)        Sections 2.03 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.13, Section 2.03 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the LC Exposure, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Upon such pledge and deposit, the Borrowers shall grant to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at RBSC.

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Section 2.14.    Increase of Commitments; Additional Lenders.

(a)           After the first anniversary of the Closing Date, the Parent may request that the then effective aggregate principal amount of the Term Loan Commitments be increased; provided that (i) the aggregate principal amount of the increases in the Term Loan Commitments pursuant to this Section 2.14 shall not exceed $20,000,000; (ii) the Borrowers shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by Administrative Agent in connection with such increases and at the time of any such proposed increase; (iii) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (without duplication of materiality qualifiers in the case of those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality) on and as of the date of such increase or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date; (iv) the incremental Term Loans made under this Section 2.14 (“Incremental Term Loans”) shall have a maturity date no earlier than the Maturity Date for the Term Facility, and shall have a Weighted Average Life to Maturity no shorter than the Term Loans made under Section 2.01(a); (v) after giving effect to any Incremental Term Loans, the Borrowers shall be in compliance on a Pro Forma Basis with each of the financial covenants specified in Section 7.14, and the Total Leverage Ratio shall be lower than the lesser of (A) 2.95:1.00 and (B) the maximum ratio permitted under Section 7.14, adjusted by reducing the numerator of such ratio by 0.25, in each case as of the most recently ended fiscal quarter for which financial statements have been delivered, calculated as if such Incremental Term Loans had been made as of the first day of the relevant period for testing compliance after giving effect to the borrowing of such Incremental Term Loans; (vi) the terms (other than maturity, amortization and pricing) of any Incremental Term Loans shall be identical to those of the Term Loans made under Section 2.01(a), and if the All-In Yield applicable to any Incremental Term Loans exceeds the All-In Yield of the Term Loans existing at such time by more than 50 basis points, then the interest rate margins for the Term Loans existing at such time shall be increased to the extent necessary so that the All-In Yield of such Term Loans is equal to the All-In Yield of such Incremental Loans minus 50 basis points, (vii) the proceeds of any Incremental Term Loans may be used only to fund Permitted Acquisitions, other Investments permitted hereunder, and Capital Expenditures permitted hereunder and (viii) all other terms and conditions with respect to the Incremental Term Loans shall be reasonably satisfactory to Administrative Agent. The Parent may also, but is not required to (except that the Parent shall so notify the Administrative Agent), specify any fees offered to those Lenders (the “Increasing Lenders”) which agree to increase the principal amount of their Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender increases the principal amount of its Term Loan Commitment. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Term Loan Commitment.

(b)           Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Term Loan Commitments, pursuant to this Section 2.14. No Lender which declines to increase the principal amount of its Term Loan Commitment may be replaced in respect to its existing Term Loan Commitment, as applicable, as a result thereof without such Lender’s consent.

(c)           Each Increasing Lender shall as soon as practicable specify the amount of the proposed increase that it is willing to assume. Subject to subsection (a)(5) above, the Borrowers may accept some or all of the offered amounts or designate new lenders that are acceptable to Administrative Agent (such approval not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section 2.14 (each such new lender being an “Additional Lender”), which Additional Lenders may assume all or a portion of the Incremental Term Loans. The Administrative Agent shall have discretion to adjust the allocation of Incremental Term Loans among Increasing Lenders and Additional Lenders.

(d)           Subject to subsections (a) and (b) of this Section 2.14, any increase requested by the Parent shall be effective upon delivery to Administrative Agent of each of the following documents:

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(i)          an originally executed copy of any instrument of joinder signed by a duly authorized officer of each Additional Lender, if any, in form and substance reasonably acceptable to Administrative Agent;

(ii)         a notice to the Increasing Lenders and Additional Lenders, in form and substance reasonably acceptable to Administrative Agent, signed by a Responsible Officer of the Parent; (iii) a certificate of the Parent signed by a Responsible Officer, in form and substance reasonably acceptable to Administrative Agent, certifying that each of the conditions in subsection (a) of this Section 2.14 has been satisfied; (iv) to the extent requested by any Additional Lender or Increasing Lender, executed promissory notes evidencing the Incremental Term Loan issued by the Borrowers in accordance with Section 2.09 and (v) any other certificates or documents that Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent. Any such increase shall be in a principal amount equal to the sum of the principal amount of the Incremental Term Loans that the Increasing Lenders and Additional Lenders are willing to assume, as applicable, as adjusted by the Parent and Administrative Agent pursuant to this Section 2.14. Upon effectiveness of any such increase, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Term Loans, as applicable.

(e)           Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent, to effect the provisions of this Section 2.14. The Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section 2.14 and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences and amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section 2.14 and Loans outstanding immediately prior to any such incurrence).

(f)           This Section 2.14 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

Section 2.15.    Defaulting Lenders.

(a)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

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(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13(j); fourth, as the Parent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in obligations in respect of Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)      Certain Fees.

(A)        No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)        Each Defaulting Lender shall be entitled to receive any LC Participation Fee or LC Fronting Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13(j).

(C)        With respect to any Commitment Fee, LC Participation Fee or LC Fronting Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Parent shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.13(j).

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(b)           Defaulting Lender Cure. If the Parent, the Administrative Agent and each Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(ii), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.16.    Obligations of the Borrowers; Appointment of the Parent as Agent.

(a)           The Obligations of all Borrowers shall be joint and several in nature as provided in the Guarantee and Collateral Agreement.

(b)           Each Borrower hereby irrevocably appoints the Parent as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by any Borrower acting singly, shall be valid and effective if given or taken only by the Parent, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

Article III.

Taxes, Increased Costs Protection and Illegality

Section 3.01.    Taxes. For the purposes of this Section 3.01, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

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(a)           Except as required by applicable law, any and all payments by any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto (“Taxes”). If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires an applicable withholding agent to deduct any Taxes from or in respect of any sum payable by a Loan Party under any Loan Document to any Agent or any Lender, (i) if such Tax is an Indemnified Tax, the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxing authority. Within thirty (30) days after the date of the payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01 (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), such Loan Party shall furnish to the Administrative Agent the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to such Loan Party (or other evidence of payment reasonably satisfactory to the Administrative Agent). If a Loan Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to such Loan Party, such Loan Party shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b)           Each Lender (including an Eligible Assignee to which a Lender assigns its interest in accordance with Section 10.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Foreign Lender (or Eligible Assignee) becomes a party hereto and at the time or times prescribed by applicable Law, two (2) accurate, complete and original signed copies of whichever of the following is applicable: (i) IRS Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party; (ii) IRS Form W-ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, and (C) a controlled foreign corporation related to any Borrower within the meaning of Section 881(c)(3)(C) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit F-1, F-2, F-3 or F-4, as applicable (a “Non-Bank Certificate”) and an IRS Form W-8BEN, certifying that the Foreign Lender is not a United States person; (iv) to the extent a Foreign Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by, as and to the extent applicable, a Form W-8BEN, Form W-ECI, Non-Bank Certificate, Form W-9 (or other successor forms) and any other required supporting information from each beneficial owner (it being understood that a Foreign Lender need not provide certificates or supporting documentation from beneficial owners if such Foreign Lender is able to establish, and does establish, to the reasonable satisfaction of the Parent and the Administrative Agent that payments to such Foreign Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding taxes without providing such certificates or supporting documentation); or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Parent and the Administrative Agent to determine the withholding or deduction required to be made. Each Foreign Lender agrees that if any form or certification it previously delivered pursuant to this paragraph (b) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(c)           In addition, each such Foreign Lender shall, to the extent it is legally entitled to do so, (i) promptly submit to the Parent and the Administrative Agent two (2) accurate, complete and original signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of, or to determine the withholding or deduction required to be made on account of, U.S. federal withholding tax (A) on or before the date that such Foreign Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect (or promptly notifies the Parent and Administrative Agent in writing of its legal inability to do so), (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Parent and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by a Borrower or the Administrative Agent, and (ii) promptly notify the Parent and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(d)           Each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Parent and the Administrative Agent two (2) original copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such U.S. Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect (or promptly notifies the Parent and Administrative Agent in writing of its legal inability to do so), (iii) after the occurrence of a change in such U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Parent and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Parent or the Administrative Agent.

(e)           The Loan Parties agree to timely pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) (all such non-excluded taxes described in this Section 3.01(e) being hereinafter referred to as “Other Taxes”).

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(f)            If claims for any Indemnified Taxes are paid or payable by any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Indemnified Taxes and the Loan Parties will promptly jointly and severally indemnify and hold harmless such Agent or Lender for the full amount of such Indemnified Taxes (and any Indemnified Taxes imposed on amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(f) shall be made within ten (10) days after the date the Parent receives written demand for payment from such Agent or Lender. A certificate as to the amount of such payment or liability delivered to the Parent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(g)           Each Lender shall severally indemnify the Administrative Agent for any and all Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender or attributable to such Lender’s failure to comply with Section 10.07(e) relating to the maintenance of a Participant Register that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.01(g) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent or the Administrative Agent as may be necessary for the Parent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(i)            If any Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which it has been indemnified by the Borrowers, or with respect to which the Borrowers have paid additional amounts pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. The Administrative Agent or such Lender, as the case may be, shall provide the Parent with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that such Lender or the Administrative Agent deems confidential in its sole discretion). This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.

(j)            The agreements in this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.02.    Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate or Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, at the Borrowers’ option, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

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Section 3.03.    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify each Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurodollar Rate component of the Base Rate, the utilization of the Adjusted Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04.    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)         subject any Lender or Agent to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax); or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in the definition of Adjusted Eurodollar Rate or this clause (a);

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and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such additional costs or reduction suffered (with a copy of such demand to the Administrative Agent), the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth, in reasonable detail, the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrowers shall be conclusive absent manifest or demonstrable error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05.    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

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(a)           any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert to any Eurodollar Loan on the date or in the amount notified by any Borrower; or

(c)          any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by a Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06.    Matters Applicable to All Requests for Compensation.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(b)           Suspension of Lender Obligations. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

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Section 3.07.    Replacement of Lenders under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) any Lender is a Non-Consenting Lender (as defined below), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Administrative Agent shall have received the assignment fee specified in Section 10.07(b)(iv), if any;

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrowers or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d)           the Eligible Assignee shall become a Lender hereunder (if not already a Lender hereunder) and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(f)           such assignment does not conflict with applicable Laws.

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In the event that (i) a Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 3.08.    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

Article IV.

Conditions Precedent to Borrowings

Section 4.01.    Conditions to Initial Borrowing. The obligation of each Lender to fund a Borrowing hereunder, or to continue its loans hereunder, on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed among the Parent and the Administrative Agent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (including each Person becoming a Loan Party as a result of the ATC Acquisition or the Thixoforming Acquisition) each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)          a Loan Notice in accordance with the requirements hereof;

(ii)         executed counterparts of this Agreement;

(iii)        a Note executed by each Borrower in favor of each Lender that has requested a Note at least one (1) Business Day in advance of the Closing Date;

(iv)        subject to Section 6.17, each Collateral Document required to be delivered hereunder on the Closing Date, duly executed by each Loan Party thereto;

(v)         a duly executed Perfection Certificate with respect to all Loan Parties;

(vi)        such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party (including each Person becoming a Loan Party as a result of the ATC Acquisition or the Thixoforming Acquisition), certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each such Person as the Administrative Agent may reasonably require attaching and certifying to the Organization Documents of each such Person and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Person is a party or is to be a party on the Closing Date;

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(vii)       evidence that all other actions, recordings and filings that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement (after giving effect to the ATC Acquisition and the Thixoforming Acquisition) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent, in each case except for actions required to be taken under Section 6.17;

(viii)      legal opinions of Wuersch & Gering LLP, counsel to the Loan Parties, and such local counsel as the Administrative Agent may reasonably require, each in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date, and addressed to the Administrative Agent, the Collateral Agent, and the Lenders;

(ix)        a solvency certificate from the chief financial officer of the Parent (after giving effect to the Transaction) substantially in the form attached hereto as Exhibit H;

(x)         all required financing statements under the Uniform Commercial Code in form and substance satisfactory to the Administrative Agent;

(xi)        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and all premiums thereon paid and that the Collateral Agent has been named as lender loss payee and/or additional insured, as applicable, under each appropriate insurance policy to the extent required hereunder; and

(xii)       a certificate from the chief financial officer of the Parent certifying that (the Total Leverage Ratio as at and for such period is not greater than 2.75:1.00, together with reasonably detailed calculations and giving Pro Forma Effect to the Transactions.

(b)          All fees and expenses required to be paid hereunder (to the extent invoiced prior to the Closing Date) shall have been paid in full in cash (or arrangements satisfactory to the Administrative Agent shall have been made for payment of such amounts immediately upon the making of the initial Loans hereunder).

(c)          Simultaneously with the execution of this Agreement, each of the ATC Acquisition and the Thixoforming Acquisition shall be consummated in accordance with applicable law and in accordance in all material respects with the ATC Acquisition Agreement and the Thixoforming Acquisition Agreement and other agreements related thereto (all of which must be reasonably satisfactory to the Arranger) without waiver or modification of any provision of the ATC Acquisition Agreement or the Thixoforming Acquisition Agreement or other agreement in any material respect that would have a material adverse effect on the Lenders without the prior written consent of the Administrative Agent.

(d)          The Administrative Agent shall have received true and correct copies of recent Lien, tax and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties (including each Person becoming a Loan Party as a result of the ATC Acquisition or the Thixoforming Acquisition) and such Lien searches shall reveal no Liens (including any liens relating to any supplier contracts) other than Permitted Liens.

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(e)           Immediately after giving effect to the Transactions and substantially simultaneously with the initial Borrowing on the Closing Date, (i) all principal, premium, if any, interest, fees and other amounts due or outstanding under each of the Existing Loan Agreement, the Convertible Note Documentation and all documents evidencing Indebtedness of ATC or Thixoforming and all documentation evidencing or issued in connection therewith shall have been paid in full and the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof, and (ii) the Parent and its Subsidiaries (after giving effect to the ATC Acquisition and the Thixoforming Acquisition) shall have outstanding no Indebtedness for borrowed money or preferred Equity Interests other than (A) the Loans and (B) up to $100,000 of Indebtedness permitted by Section 7.03(f) and (ii) the Borrowers shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than membership interests owned by the Parent.

(f)            The Administrative Agent shall have received a notice setting forth the deposit account or accounts of the Borrowers maintained at RBSC (the “Funding Account”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(g)           The Administrative Agent shall have received the Annual Financial Statements, the Quarterly Financial Statements, the ATC Financial Statements and the Thixoforming Financial Statements.

(h)           The Administrative Agent shall have received the Pro Forma Financial Statements, together with a statement of sources and uses for the Transaction.

(i)            The Administrative Agent shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information reasonably requested in writing by it reasonably in advance of such date in order to allow the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(j)            The Administrative Agent shall be reasonably satisfied with the results of its due diligence, including the results of real estate and equipment appraisals and any environmental due diligence reasonably requested by the Administrative Agent.

(k)           Since June 30, 2013, there shall not have occurred a Material Adverse Effect and since December 31, 2013, there shall not have occurred an ATC Material Adverse Effect or a Thixoforming Material Adverse Effect.

(l)            The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent that, on the Closing Date, the Parent has heretofore delivered to the Administrative Agent true and complete copies of all Material Contracts (including all amendments thereto) and that all such Material Contracts are in full force and effect and no material breach or default exists thereunder (which shall include, without limitation, any breach or default which could reasonably be expected to result in a termination of such Material Contract).

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(m)          There shall not exist any claim, action, suit, investigation, insolvency, injunction, litigation or proceeding (including, without limitation, member or derivative litigation) which is pending or threatened in any court or before any arbitrator or governmental authority which relates to the transactions contemplated hereby or which, in the opinion of the Administrative Agent, has any reasonable likelihood of having a Material Adverse Effect, an ATC Material Adverse Effect or a Thixoforming Material Adverse Effect.

(n)           All governmental and third party approvals and licenses (including any necessary equityholder approvals and approvals of the holders of any Indebtedness) necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Transaction and the continuing operations of the Borrowers and their Subsidiaries shall have been obtained and be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent Governmental Authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction, and a certificate of the Parent’s Responsible Officer either (i) attaching copies of all such or any part thereof consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrowers and the validity against the Borrowers of each Loan Document to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.

(o)           The Administrative Agent shall have received a certificate from a Responsible Officer of the Parent confirming the accuracy of the representations and warranties in the Loan Documents in all material respects and the absence of any Default or Event of Default on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02.    Conditions to All Borrowings. The obligation of each Lender to honor a Loan Notice or Letter of Credit Notice on or after the Closing Date is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing and before and after giving effect to the application of the proceeds thereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) without duplication of materiality qualifiers on such date or such earlier date, as the case may be.

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(b)          No Default shall exist or would result from any such Borrowing or the application of the proceeds therefrom.

(c)          The Administrative Agent shall have received a Loan Notice or Letter of Credit Notice in accordance with the requirements hereof.

(d)          After giving effect to the requested Borrowing or issuance, amendment or extension of the Letter of Credit, the outstanding Aggregate Revolving Credit Exposure will not exceed the aggregate Revolving Commitments and the outstanding Delayed Draw Term Loans shall not exceed the aggregate Delayed Draw Term Loan Commitments.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) and each Letter or Credit Notice submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Borrowing.

Article V.

Representations and Warranties

The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

Section 5.01.    Existence, Qualification and Power; Compliance with Laws and Business. Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transaction, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 5.02.    Authorization; No Contravention. (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction on the Closing Date, have been duly authorized by all necessary corporate or other organizational action, and (b) neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party nor the consummation of the Transaction will (i) contravene the terms of any of such Loan Party’s Organization Documents, (ii) violate or result in a default or require any consent or approval under (x) any Contractual Obligation or other document binding upon any Loan Party or its property or to which any Loan Party or its property is subject, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organization Document, (iii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party (other than as permitted by Section 7.01) under (A) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Person or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iv) violate any applicable Law, except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii) , to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03.    Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation on the Closing Date of the Transaction, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (to the extent that such Liens can be perfected), (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04.    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05.    Material Contracts.

(a)           The Borrowers have provided the Administrative Agent complete copies of all Material Contracts which exist on the Closing Date. Each Material Contract existing on the Closing Date is listed on Schedule 5.05(a).

(b)           Each Material Contract has been duly authorized, executed and delivered by each Loan Party thereto, is in full force and effect and is binding upon and enforceable against each Loan Party thereto and, to the Borrowers’ knowledge, all other parties thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

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(c)           No Borrower is in breach or default of any Material Contract in any material respect (which shall include, without limitation, any breach which could reasonably be expected to result in a termination of such Material Contract) and, to the knowledge of the Borrowers’, no other party to a Material Contract is in breach or default in any material respect thereunder.

Section 5.06.    Financial Statements; No Material Adverse Effect; No Default.

(a)           (i)         The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition the of the Parent and its Subsidiaries, as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

   (ii)         The unaudited pro forma consolidated balance sheet of the Borrowers and their Subsidiaries as of the last day of the most recently completed quarterly period ended at least thirty (30) days prior to the Closing Date (but not more than forty-five (45) days prior to the Closing Date), prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of income of the Borrowers and their Subsidiaries for the 12-month period ended on such date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrowers to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts, are subject to certain inherent uncertainties, and results may vary materially from such forecasts.

   (iii)        The ATC Financial Statements fairly present in all material respects the financial condition of ATC and its Subsidiaries, as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

   (iv)        The Thixoforming Financial Statements fairly present in all material respects the financial condition of Thixoforming and its Subsidiaries, as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)          Since June 30, 2013, there has been no event or circumstance that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, since December 31, 2013, there has been no event of circumstance that either individually or in the aggregate, has had or would reasonably be expected to have an ATC Material Adverse Effect or a Thixoforming Material Adverse Effect.

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(c)           The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, and all the Projections delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts, are subject to certain inherent uncertainties and actual results may vary materially from such forecasts.

(d)           No Default or Event of Default has occurred and is continuing.

Section 5.07.    Litigation. There are no actions, suits, investigations, proceedings, claims or disputes pending or, to the knowledge of the Parent, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 5.08.    Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Parent or any of its Subsidiaries pending or, to the knowledge of the Parent, threatened; (b) hours worked by and payment made to employees of each of the Parent or its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; (c) there exists no worker’s compensation liability, experience or other matter; (d) to the knowledge of the Parent, after due inquiry, there is no threatened or pending liability against any Borrower or any of its Subsidiaries pursuant to the Worker Adjustment Retraining and Notification Act of 1988 (“WARN”), or any similar state or local law; (e) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim, or inquiry of any kind, pending against the Parent or any of its Subsidiaries; and (f) to the knowledge of the Parent, after due inquiry, no employee or agent of the Parent or any of its Subsidiaries has committed any act or omission giving rise to liability for any violation identified in subsection (d) and (e) above.

Section 5.09.    Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property owned or used by it, including any Mortgaged Properties, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.    Environmental Matters.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws in those jurisdictions in which each Loan Party and each of its Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries has become subject to any pending, or to the knowledge of the Parent, threatened Environmental Claim or any other Environmental Liability.

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(b)           None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no proceeding against any Loan Party or any of their Subsidiaries is pending, no notice, notification, demand, request for information, citation, summons or order has been received by any Loan Party or any of their Subsidiaries, no complaint has been filed against any Loan Party or any of their Subsidiaries, no penalty has been assessed against any Loan Party or any of their Subsidiaries, and to the knowledge of the Parent, no investigation or review involving any Loan Party or any of their Subsidiaries is pending and, to the Parent’s knowledge, none of the foregoing is threatened by any Governmental Authority or other Person against any Loan Party or any of their Subsidiaries: (A) with respect to any violation or alleged violation of any Environmental Law in connection with the property, operations or conduct of business of the Loan Parties; (B) with respect to any failure or alleged failure under any Governmental Approval relating to Hazardous Materials or relating to compliance with any Environmental Law required in connection with the property, operations or conduct of the business of the Borrowers and their Subsidiaries; or (C) with respect to any presence, generation, treatment, storage, discharge, recycling, transportation or disposal or release, of any Hazardous Materials generated by the operations of business, or located on, under or at any property of, the Borrowers; (ii) to the Borrowers’ knowledge: (A) Hazardous Materials are not migrating from any property now or previously owned by any Borrower or leased by any Borrower, in either case in such quantities or conditions so as to require removal or other response or remedial action by any Loan Party or any of their Subsidiaries which has not yet been taken, or give rise to liability of any Loan Party or any of their Subsidiaries under any applicable Environmental Law; and (B) none of such properties has been used by any Borrower, or to the Borrowers’ knowledge any other Person, as a dump site or as a treatment, disposal or storage site (whether permanent or temporary) for any Hazardous Materials; and (iii) to the Borrowers’ knowledge there are no underground storage tanks which have been used by any Loan Party or any of their Subsidiaries to store or contain any Hazardous Materials, active or abandoned, at any property now or previously owned or leased by any Borrower; and

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Borrower nor any business conducted by a Borrower has transported or arranged for the transportation and/or disposal (directly or indirectly) of any Hazardous Materials to or at any location which is listed or, to the Borrowers’ knowledge, proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or any comparable successor federal statute (“CERCLA”), the Comprehensive Environment Response, Compensation and Liability System (“CERCLIS”) or any similar state list or is a site that is the subject of federal, state or local enforcement action or, to the Borrowers’ knowledge, investigation under Environmental Laws concerning environmental conditions, nor is any property now or previously owned or leased by any Borrower listed or, to the Borrowers’ knowledge, proposed for listing on any such list.

Section 5.11.    Solvency. The Parent and its Subsidiaries on a consolidated basis are Solvent.

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Section 5.12.    Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent and its Subsidiaries have timely filed all Federal and other Tax returns required to be filed, and have timely paid all Federal and other Taxes, assessments, fees and other governmental charges, in each case, in the nature of a Tax (including satisfying its withholding Tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No Tax Lien has been filed, and, to the knowledge of the Parent no written claim is being asserted, with respect to any such Tax, assessment, fee or other governmental charge, in each case, in the nature of a Tax, which is not being contested in accordance with the terms of this Agreement. Neither Parent nor any Subsidiary thereof is party to any tax sharing agreement.

Section 5.13.    ERISA Compliance.

(a)           Except as set forth in Schedule 5.14(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)           (i) No ERISA Event has occurred within the five-year period prior to the date on which this representation is made or deemed made or to the knowledge of any Loan Party is reasonably expected to occur; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be in reorganization, insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.14.    Subsidiaries. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.15, and all of the outstanding Equity Interests in the Parent have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by any Loan Party are owned free and clear of all security interests of any Person (other than the Collateral Agent for the benefit of the Lenders). As of the Closing Date, Schedule 5.15(a) sets forth the name and jurisdiction of each Subsidiary, and (b) sets forth the ownership of the Parent and any other Subsidiary in each Subsidiary, including the percentage of such ownership.

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Section 5.15.    Margin Regulations; Investment Company Act. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation T, U or X issued by the FRB. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.16.    Disclosure. None of the information and data furnished in writing by or on behalf of any Loan Party to any Agent or any Lender on or before the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.16, such information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

Section 5.17.    Collateral Documents. The Collateral Documents are in full force and effect and create, in favor of the Collateral Agent (or as appropriate, the Administrative Agent) for the benefit of the Lenders, legal, valid and enforceable liens on and first perfected security interests in all rights of the Borrowers, as the case may be, in and to the Collateral (to the extent such Liens and security interests can be perfected) and all necessary filings have been duly made (or will be made on the Closing Date) in all appropriate public offices so that upon recordation of such filings, the Liens created by each of the Collateral Documents to which any Loan Party is a party will constitute perfected Liens on and first perfected security interests in all the rights of such Loan Party in and to the Collateral described therein (in each case, to the extent such Liens and security interests can be perfected), prior and superior to all other Liens, except the Permitted Liens. As of the Closing Date, the recordings, filings and other actions shown on Schedule 5.17 attached hereto are all the recordings, filings and other actions necessary to perfect the Administrative Agent’s Lien (or as appropriate the Collateral Agent’s Lien) on and perfected security interest in the rights of the Loan Parties in and to the Collateral (to the extent such Liens and security interests can be perfected).

Section 5.18.    Intellectual Property; Licenses. etc. The Parent and its Subsidiaries have good and marketable title to, or a valid license or (to the knowledge of the Parent) right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “Intellectual Property”) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent, the operation of the respective businesses of the Parent or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property is pending or, to the knowledge of the Parent, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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Section 5.19.    Insurance. The Parent and its Subsidiaries and the Collateral are insured with insurance companies and in amounts that satisfy the requirements of Section 6.07. All such insurance is in full force and effect, all premiums are paid current and no notices of termination for any required policy has been received by any Loan Party.

Section 5.20.    Compliance with Laws.

(a)           Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted (and each such instance as of the Closing Date is set forth on Schedule 5.20(a)) or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           To the knowledge of the Parent, with respect to the business of the Parent and its Subsidiaries there are no pending appeals, adjustments, audits, inquiries, investigations, proceedings, or notices of intent to audit or investigate by any Governmental Authority or third-party payer against any Borrower, any of their Subsidiaries or any of the Borrower’s or its Subsidiaries’ directors, members, employees, officers or managers, its agents or independent contractors.

Section 5.21.    Use of Proceeds. The proceeds of the Term Loans shall be used, either directly or indirectly, (i) to finance a portion of the purchase price for the ATC Acquisition, (ii) to finance the repayment in full of all amounts outstanding under the Existing Loan Agreement, (iii) to finance a portion of the purchase price for the Thixoforming Acquisition, (iv) to finance the repayment in full of all amounts outstanding under the Convertible Note Indebtedness, (v) to pay transaction fees and expenses in connection therewith. The proceeds of the Revolving Loans shall be used for working capital and general corporate purposes of the Borrowers and their Subsidiaries from time to time permitted under this Agreement (including Permitted Acquisitions, Capital Expenditures and Investments). The proceeds of the Delayed Draw Term Loans shall be used to finance Permitted Acquisitions subject to the terms and conditions in this Agreement.

Section 5.22.    USA PATRIOT Act. To the extent applicable, each of the Parent and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

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Section 5.23.    Anti-Terrorism. No Loan Party, nor any Affiliate thereof nor any present stockholder thereof appears on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by OFAC, nor is any Loan Party, Affiliate or stockholder thereof a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, or otherwise is a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or, to its knowledge, is otherwise associated with any such person in any manner violative of Section 2, or (iii) subject to the limitations or prohibitions under any other OFAC regulation or executive order.

Section 5.24.    Anti-Corruption Laws and Sanctions. The Parent and its Subsidiaries have implemented and maintains in effect policies and procedures designed to effect compliance in all material respects by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and to the knowledge of the Parent, the Parent, its Subsidiaries and their respective officers, employees, directors and agents, in each case, when acting on behalf of the Parent or any Subsidiary, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent or any Subsidiary or (b) to the knowledge of the Parent, any of their respective directors, officers or employees, or any agent of the Parent or any Subsidiary that acts in any capacity on behalf of the Parent or any Subsidiary in connection with or benefits from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit or use of proceeds thereof by the Parent or any Subsidiary will, to the knowledge of the Parent, result in a violation in any material respect of Anti-Corruption Laws or applicable Sanctions by any party hereto.

Article VI.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, the Borrowers and the Parent shall, and shall cause each of the Subsidiaries of the Parent to:

Section 6.01.    Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

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(a)          (i) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Parent and its Subsidiaries, a copy of the consolidated and consolidating balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, retained earnings or stockholders’ capital and cash flows of the Parent and its Subsidiaries for such fiscal year, together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accounting firm reasonably satisfactory to the Administrative Agent (it being agreed that Hein & Associates LLP is satisfactory to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (except for such a qualification or exception arising solely from the current scheduled maturity of the Loans) or any qualification or exception as to the scope of such audit and (ii) (if and when available) copies of all management letters prepared by such accountants;

(b)          as soon as available, but in any event within fifty (50) days after the end of each of the first three (3) fiscal quarters of the Parent and its Subsidiaries, the consolidated and consolidating unaudited balance sheet of the Parent and its Subsidiaries as of the end of such fiscal quarter and the consolidated and consolidating unaudited statements of income and retained earnings (or stockholders’ capital) and cash flows of the Parent and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the current Projections and cumulative figures for the previous period (previous comparable fiscal quarter and previous comparable fiscal year to date) together with a report on the Parent’s operating statistics in a form reasonably satisfactory to the Administrative Agent, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP, (subject to normal year-end adjustments and the absence of footnotes), together with management’s discussion and analysis describing results of operations;

(c)          within thirty (30) days after the beginning of each fiscal year, a reasonably detailed monthly consolidated budget of the Parent and its Subsidiaries for such fiscal year (including forecasted balance sheets, statements of income and loss and cash flows and setting forth the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that projections as to future events are not to be viewed as facts, are subject to certain inherent uncertainties, that actual results may vary from such Projections and that such variations may be material; and

(d)          at a time mutually agreed with the Administrative Agent that is reasonably promptly after the delivery of the information required pursuant to clause (a) above, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Parent and its Subsidiaries for the most recently-ended fiscal year for which financial statements have been delivered.

All financial statements required to be delivered pursuant to Sections 6.01(a) and 6.01(b) shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except for changes approved by the Administrative Agent or required by the independent certified public accountants certifying such statements and disclosed therein).

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Section 6.02.    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(b)           promptly after the filing thereof, the “Annual Returns” (Form 5500 series) and attachments filed annually with the Internal Revenue Service with respect to each Single Employer Plan, if any, of the Loan Parties;

(c)           with respect to any Single Employer Plan adopted or amended by the Parent on or after the Closing Date, any determination letters received from the Internal Revenue Service with respect to the qualification of such Single Employer Plan, as initially adopted or amended under Section 401(a) of the Code

(d)           promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request; and

(e)           promptly, and in any event with five (5) Business Days after the receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

Documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02, or (ii) on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Parent shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

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The Parent hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum; shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent and the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 6.03.    Notices. Promptly after a Responsible Officer obtains knowledge thereof, give written notice to the Administrative Agent for prompt further distribution to the Lenders:

(a)          of the occurrence of any Default or Event of Default;

(b)          of (i) any substantial dispute, litigation, investigation of which any Loan Party or any Subsidiary has knowledge or proceeding between any Loan Party or any Subsidiary and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of Intellectual Property or rights with respect thereto, in which the amount in controversy is alleged to be $500,000 or more or in which injunctive or similar relief is sought, or (iii) any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law, Environmental Permit or other permit except, in the case of clause (iii) only, as would not be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c)          of the following events, as soon as possible and in any event within thirty (30) days after any Loan Party knows or has reason to know thereof: (i) the occurrence or imminent occurrence of any Reportable Event with respect to any Plan, (ii) the institution of proceedings or the taking or imminent taking of any other action by PBGC, the Parent or any Subsidiary to terminate, withdraw or partially withdraw from any Plan, or (iii) the reorganization or insolvency of any Multiemployer Plan, and, in addition to such notice, deliver to the Administrative Agent whichever of the following may be applicable: (A) a certificate of a Responsible Officer of the Parent setting forth details as to such Reportable Event and the action that the such Borrower proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, or (C) any notice of the reorganization or insolvency of a Multiemployer Plan received by the Parent or any Subsidiary;

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(d)          of any loss or damage to the Collateral in excess of $750,000;

(e)          of any litigation, investigation or proceeding affecting the Parent or any of its Subsidiaries which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(f)           of each Material Contract, or material modification, amendment or renewal of any Material Contract entered into by the Parent or any Subsidiary promptly upon the execution and delivery thereof (together with a copy of such Material Contract or such modification, amendment or renewal); and

(g)          of any other event, circumstance or situation (or series thereof), including, if applicable, any breach or default by the Parent or any Subsidiary under any Material Contract, that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Parent (x) identifying the clause of this Section 6.03 which such notice is being delivered pursuant to (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto.

Section 6.04.    Payment of Obligations. (a) Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such Tax, assessment, charge or levy is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP for so long as the enforcement of such contested items is stayed or (ii) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)           Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, all of its Indebtedness and other material obligations (including obligations under Material Contracts) of whatever nature (subject to applicable subordination provisions); except in each case to the extent that (i) any such Indebtedness or obligations are being contested in good faith and adequate reserves with respect thereto have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.05.    Preservation of Existence, etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted pursuant to Article VII.

(b)           Take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 6.06.    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07.    Maintenance of Insurance.

(a)           Maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including property; theft; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Parent and the Borrowers will furnish to the Lenders, upon request of any Agent, information in reasonable detail as to the insurance so maintained.

(b)          All proceeds under each property, theft and general liability policy shall be payable to the Collateral Agent. From time to time upon request, the Borrowers shall deliver to the Collateral Agent, upon request of any Agent, copies of its insurance policies and updated flood plain searches. Unless the Administrative Agent shall agree otherwise, each property and general liability policy shall include satisfactory endorsements (i) showing the Collateral Agent as lender loss payee or additional insured, as appropriate and (ii) requiring 30 days prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever. If the Borrowers or any Subsidiary fails to provide and pay for any insurance, the Collateral Agent may, at its option, but shall not be required to, procure the insurance and charge the Borrowers therefor. The Borrowers agree to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no payment Event of Default exists, the Loan Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Administrative Agent to the extent required under Section 2.03(b)(vi). If any Event of Default exists, the Collateral Agent shall be authorized to settle, adjust and compromise such claims.

Section 6.08.    Compliance with Laws and Organization Documents.

(a)           Comply in all material respects with its Organization Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, and obtain and maintain all Governmental Approvals as shall now or hereafter be necessary under all Applicable Laws except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

(b)           Maintain in effect and enforce policies and procedures designed to effect compliance in all material respects by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

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Section 6.09.    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the material assets and business of the Parent or a Subsidiary, as the case may be.

Section 6.10.    Inspection Rights. Permit representatives and independent contractors of any Agent or Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that, excluding any such visits and inspections during the continuation of an Event of Default, no Agent or Lender shall exercise inspection rights under this Section 6.10 more often than two (2) times during any calendar year; provided, further, that when an Event of Default exists, any Agent or Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. So long as no Event of Default shall have occurred and be continuing the Administrative Agent and the Lenders shall give the Parent the opportunity to participate in any discussions with the Parent’s independent public accountants.

Section 6.11.    Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement is and continues to be satisfied, including:

(a)          (x) upon the formation or acquisition of any new direct or indirect Domestic Subsidiary by any Loan Party, or any Subsidiary becoming a Domestic Subsidiary (other than any Domestic Subsidiaries that are direct or indirect Subsidiaries of a Foreign Subsidiary that is a CFC), (y) upon the acquisition of any material assets by any Borrower or any other Loan Party of the types required to be included in Collateral or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary of the types required to be included in Collateral (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(i)         within thirty (30) days (or ninety (90) days in respect of Mortgages and other actions with respect to Material Real Property) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:

(A)         cause each such Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Real Properties or other material assets required to be included in Collateral owned by such Domestic Subsidiary in detail reasonably satisfactory to the Collateral Agent;

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(B)         except as provided in Section 6.11(b) below, cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Mortgages with respect to any Material Real Property, Guarantee and Collateral Agreement Supplements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent, in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)         cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver a Perfection Certificate in form and substance reasonably satisfactory to the Collateral Agent, and to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D)         except as provided in Section 6.11(b) below, take and cause the applicable Domestic Subsidiary and each direct or indirect parent of such applicable Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, execution of Deposit Account Control Agreements and Securities Account Control Agreements and delivery of stock and membership interest certificates to the extent certificated) that may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(ii)        except as provided in Section 6.11(b) below, within forty-five (45) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

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(iii)         as promptly as practicable after the reasonable request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, title reports, surveys and environmental assessment reports provided that the Collateral Agent may in its reasonable discretion accept any such existing title report, survey or environmental assessment report to the extent prepared as of a date reasonably satisfactory to the Collateral Agent; and

(b)          within 30 days after the Closing Date, with respect to each Material Real Property that is owned by the Loan Parties on the date hereof, and within 90 days after the acquisition of any Material Real Property by any Loan Party, if such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrowers shall take, or cause the relevant Loan Party to take, the actions referred to in Section 6.13(b). Promptly upon the acquisition of any Material Real Property by any Loan Party, the Parent shall give notice of such acquisition to the Collateral Agent.

Section 6.12.    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, including such study, sampling or testing, and undertake any cleanup, removal, remedial or other action necessary to address all Hazardous Materials on any of its properties, in accordance with the requirements of applicable Environmental Laws.

Section 6.13.    Further Assurances. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties:

(a)           Promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)           In the case of any Material Real Property, provide the Collateral Agent with Mortgages with respect to such owned real property within ninety (90) days (or such longer period as the Collateral Agent may agree in its sole discretion) of the acquisition of, or, if requested by the Collateral Agent, entry into, or renewal of, a ground lease in respect of, such real property in each case together with:

(i)          evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

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(ii)         fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii)        opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iv)        flood zone certificates with respect to the applicable Mortgaged Property; and

(v)         such other evidence that all other actions that the Administrative Agent or Collateral Agent may reasonably deem necessary or desirable in order to create valid Liens on the property described in the Mortgages has been taken.

Section 6.14.    Landlord Agreements; Bailee Letters.

(a)           Within the period specified on Schedule 6.17, with respect to Specified Leased Properties leased on or before the Closing Date, and within 30 days after any Borrower or any Subsidiary enters into any lease with respect to a Specified Leased Property leased after the Closing Date, the Borrowers shall deliver to the Collateral Agent a Landlord Agreement with respect to such Specified Leased Property.

(b)           Within 10 days after any Borrower commences storing material books and records or inventory at any location other than a Specified Leased Property or owned real property (or, if later, on or before the date specified on Schedule 6.17), the Borrowers shall deliver to the Collateral Agent a bailee letter, in form and substance reasonably satisfactory to the Collateral Agent, relating to such location.

Section 6.15.    Employee Plans. For each pension, profit-sharing and stock bonus Plan adopted by the Parent or any Subsidiary that is intended to be a qualified Plan within the meaning of Section 401(a) of the Tax Code, (a) use commercially reasonable efforts to seek and receive determination letters from the Internal Revenue Service to the effect that such Plan is qualified within the meaning of Section 401(a) of the Tax Code; and (b) from and after the date of adoption of any pension, profit-sharing and stock bonus Plan, cause such Plan to be qualified within the meaning of Section 401(a) of the Tax Code and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Tax Code, except to the extent any such failure to comply with this clause (b) would not reasonably be expected to have a Material Adverse Effect.

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Section 6.16.    Anti-Corruption Laws and Sanctions. The Parent will maintain in effect and enforce policies and procedures designed to effect compliance in all material respects by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.17.    Post-Closing Actions. Each of the Loan Parties shall satisfy the requirements set forth in Schedule 6.17 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent in its sole discretion.

Article VII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, the Parent and the Borrowers shall not, nor shall the Parent or Borrowers permit any of the Subsidiaries to:

Section 7.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens created pursuant to any Loan Document;

(b)           Liens existing on the Closing Date and set forth on Schedule 7.01(b);

(c)           Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(d)           statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, or other Liens imposed by Law so long as, in each case, such Liens arise in the ordinary course of business for sums not yet delinquent or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrowers or any of their Subsidiaries;

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(f)           deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)          easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Parent and its Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies accepted by the Collateral Agent in accordance with this Agreement;

(h)          Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)           Liens securing obligations in respect of Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within one hundred and eighty (180) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (iii) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j)           Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(k)          any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;

(l)           Liens that are customary contractual rights of setoff relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness;

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(m)          Liens solely on any cash earnest money deposits made by the Borrowers or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n)           ground leases in respect of real property on which facilities owned or leased by any Borrower or any of its Subsidiaries are located;

(o)           purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(p)           any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent and its Subsidiaries, taken as a whole;

(q)           the modification, replacement, renewal or extension of any Lien permitted by clauses (b) and (i) of this Section 7.01 provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(r)           deposits of cash with the owner or lessor of premises leased and operated by any Borrower or any of its Subsidiaries in the ordinary course of business of such Borrower or such Subsidiary to secure the performance of such Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(s)           non-exclusive licenses or sublicenses of intellectual property rights granted by the Loan Parties (other than the Parent) in the ordinary course of business; and

(t)           non-consensual Liens not referred to above on any property of the Loan Parties, not securing any Indebtedness for borrowed money; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities secured by such Liens shall not exceed $750,000 at any time.

Section 7.02.    Investments. Make or hold any Investments, except:

(a)           Investments by the Parent or any of its Subsidiaries in assets that are Cash Equivalents;

(b)           loans or advances to officers, managers and employees of the Parent or any of its Subsidiaries for reasonable and customary business-related travel, entertainment, relocation and similar bona fide business purposes not to exceed $250,000 at any one time outstanding;

(c)           Investments permitted pursuant to the provisions of Sections 7.01, 7.03 (including Investments in Swap Contracts permitted under Section 7.03), 7.04 or 7.05 (including Investments in the form of non-cash consideration in connection with any Disposition permitted under Section 7.05), respectively;

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(d)           Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(e)           advances of payroll payments to employees in the ordinary course of business; provided that such advances shall not exceed $250,000 at any time;

(f)           Guarantees (including deposits to secure and support the foregoing) by the Borrowers or any of their respective Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(g)           Investments existing on the Closing Date and set forth on Schedule 7.02 hereto;

(h)           Investments by any Loan Party (other than the Parent) constituting Permitted Acquisitions and deposits of earnest money paid in connection with Permitted Acquisitions;

(i)            Investments in, loans and advances to, and Guarantees of the obligations or indebtedness of (i) a Borrower or any other Loan Party (other than the Parent) made by a Borrower or any Subsidiary (other than the Parent), and (ii) any Subsidiary that is not a Loan Party made by any other Subsidiary that is not a Loan Party;

(j)            the creation and capitalization of Loan Parties that are Domestic Subsidiaries so long as the terms and conditions set forth in Sections 6.11 and 6.13 are satisfied;

(k)           (i) intercompany Indebtedness to the extent permitted under Section 7.03 and (ii) Investments among (x) the Borrowers and the other Loan Parties (other than the Parent) and (y) the Loan Parties and any Subsidiaries of a Borrower that are not Loan Parties, in an aggregate principal amount not to exceed $250,000 at any time outstanding in the case of this clause (y), in each case incurred in the ordinary course of business;

(l)            the ATC Acquisition;

(m)          the Thixoforming Acquisition; and

(n)           other Investments that do not exceed $500,000 in the aggregate at any time outstanding.

Section 7.03.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness existing on the Closing Date set forth on Schedule 7.03 and any Permitted Refinancing thereof; and

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(c)           unsecured intercompany Indebtedness among (i) the Parent and the other Loan Parties and (ii) the Loan Parties and any Subsidiaries of the Borrowers that are not Loan Parties, in an aggregate principal amount not to exceed $500,000 at any time outstanding to such Subsidiaries that are not Loan Parties; provided that all such Indebtedness of any Loan Party to a Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;

(d)           Guarantees by the Borrowers and their Subsidiaries in respect of Indebtedness of any Loan Party otherwise permitted hereunder (except that a Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(d), Guarantee Indebtedness that such Subsidiary could not otherwise incur under this Section 7.03); provided that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e)           Indebtedness of any Borrower or any of its Subsidiaries owing to any Borrower or any other of its Subsidiaries to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;

(f)            (i) Capitalized Leases and purchase money obligations of the Borrowers and their Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within one hundred and eighty (180) days after the applicable acquisition, construction, repair, replacement or improvement and (ii) Attributable Indebtedness arising out of sale-leaseback transactions, and, in each case, any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness at any one time outstanding incurred pursuant to this clause (f) shall not exceed $6,000,000;

(g)           Indebtedness in respect of Swap Contracts designed to hedge against the Borrowers’ or any of their respective Subsidiaries’ exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(h)           Indebtedness representing deferred compensation to employees of the Parent and its Subsidiaries incurred in the ordinary course of business;

(i)            Indebtedness to current or former officers, directors, managers and employees, their respective estates, spouses or former spouses to finance the simultaneous purchase or redemption of Equity Interests of the Parent permitted by Section 7.06;

(j)            Cash Management Obligations and other Indebtedness of the Borrowers and their Subsidiaries in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(k)           Indebtedness incurred by the Borrowers or any of their Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

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(l)            obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrowers or any of their respective Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business and consistent with past practice;

(m)          Indebtedness for customary indemnification, adjustment of purchase price or similar customary obligations of the Borrowers or any of their respective Subsidiaries arising under any documents relating to any Permitted Acquisition;

(n)           Indebtedness consisting of judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h);

(o)           Indebtedness in respect of taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(p)           accretion or amortization of original issue discount and accretion of interest paid in kind, in each case in respect of Indebtedness otherwise permitted by this Section 7.03;

(q)           unsecured Indebtedness (including “earn-out” obligations and Indebtedness to the seller) incurred by the Borrowers in connection with a Permitted Acquisition, in an aggregate amount not to exceed $500,000 at any time outstanding, provided that, (a) the terms and conditions of such Indebtedness are reasonably satisfactory to the Administrative Agent, and such Indebtedness is subject to a subordination agreement reasonably satisfactory to the Administrative Agent and (b) after giving effect to such Permitted Acquisition and the incurrence of such Indebtedness, the Consolidated Total Leverage Ratio is lower than that required under Section 7.14 by at least 0.25:1.00; and

(r)           other Indebtedness of the Borrowers and their respective Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $500,000.

Notwithstanding the foregoing, no Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Subsidiary first becomes a Guarantor.

Section 7.04.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           any Subsidiary may merge or consolidate with a Borrower; provided that (x) such Borrower shall be the continuing or surviving Person, and (y) such merger or consolidation does not result in such Borrower ceasing to be organized under the Laws of the United States or any state thereof;

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(b)           (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary of a Borrower that is not a Loan Party, (ii) any Subsidiary may merge or consolidate with or into any Loan Party (other than the Parent) so long as a Loan Party is the surviving Person and (iii) any Subsidiary may liquidate or dissolve or change its legal form if the Parent determines in good faith that such action is in the best interests of the Borrowers and their Subsidiaries and is not materially disadvantageous to the Lenders and the Person who receives the assets of any dissolving or liquidating Subsidiary that is a Guarantor shall be a Loan Party, provided that no Event of Default shall result therefrom;

(c)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or a Loan Party (other than the Parent);

(d)           so long as no Default or Event of Default exists or would result therefrom, any Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(c)); provided that the continuing or surviving Person shall be a Borrower or a Subsidiary, which, together with each of its Subsidiaries, shall have complied with the applicable requirements of Section 6.11 and, if a Loan Party is a party to such merger or consolidation, a Loan Party shall be continuing or surviving Person; and

(e)           so long as no Default or Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

Section 7.05.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parent and its Subsidiaries;

(b)           Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)           Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of other property used or useful in the business of the Borrowers and their Subsidiaries or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such property; provided that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;

(d)           Dispositions of property to a Borrower or a Subsidiary of a Borrower; provided that if the transferor of such property is a Loan Party the transferee thereof must be a Loan Party;

(e)           Dispositions permitted by Sections 7.02, 7.04 and 7.06 and Liens permitted by Section 7.01;

(f)           Dispositions of property pursuant to sale-leaseback transactions; provided that the Net Cash Proceeds thereof are applied in accordance with Section 2.03(b)(iii);

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(g)           Dispositions of Cash Equivalents in the ordinary course of business;

(h)           leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent and its Subsidiaries, taken as a whole;

(i)            transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j)            Dispositions of property not otherwise permitted under this Section 7.05 in an aggregate amount not to exceed $750,000 in the aggregate in any fiscal year;

(k)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)            the unwinding of any Swap Contract in the ordinary course of business; and

(m)          the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property that, in the reasonable judgment of the Parent and its Subsidiaries, are not necessary or material in the conduct of the business of the Parent and its Subsidiaries;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (e), (i), (k) and (m) and except for Dispositions from a Borrower Loan Party to a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrowers in good faith.

Section 7.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)           each Subsidiary may make Restricted Payments to a Borrower that is its parent and to such Borrower’s other Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to a Borrower that is its parent and to such Borrower’s other Subsidiaries and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)           the Parent and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person;

(c)           the Parent and each of its Subsidiaries may make cashless repurchases of Equity Interests in a Borrower or any of its Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

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(d)           so long as no Event of Default shall have occurred and be continuing or result therefrom, including on a Pro Forma Basis, the Borrowers may pay (or make Restricted Payments to allow the Parent to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent held by any future, present or former officer, employee or manager (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Parent or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or manager equity plan, employee or manager stock option plan or any other employee or director benefit plan or any agreement with any officer, employee or manager of the Parent or any of its Subsidiaries in an aggregate amount after the Closing Date not to exceed $250,000 in any calendar year; and

(e)           without duplication, the Borrowers may make Restricted Payments to the Parent, the proceeds of which shall be used by the Parent to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including franchise taxes, administration, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of its Subsidiaries.

Section 7.07.    Change in Nature of Business.

(a)           With respect to the Borrowers and their Subsidiaries, engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the Closing Date or any business reasonably related thereto.

(b)           With respect to the Parent, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of the Borrowers and, until the transfer thereof to a Borrower pursuant to Section 6.17 hereof, the intellectual property of the Parent disclosed on the Perfection Certificate delivered on the Closing Date, (ii) obligations under the Loan Documents, (iii) special purpose holding company activities reasonably related or ancillary to the foregoing clauses (i) and (ii), and (iv) obligations under the ATC Acquisition Agreement.

Section 7.08.    Transactions with Affiliates.

(a)           Enter into any transaction of any kind with any Affiliate of the Parent, a Borrower or a Subsidiary, whether or not in the ordinary course of business, other than (i) transactions on terms not materially less favorable, when taken as a whole, to the Parent, such Borrower or such Subsidiary as would be obtainable by the Parent, such Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; (ii) transactions between or among the Borrowers and their Subsidiaries expressly permitted by this Agreement; and (iii) Restricted Payments permitted under Section 7.06.

(b)           Pay any management, transaction, consulting or similar fee to any Affiliate.

Section 7.09.    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Credit Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

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(i)           (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation in any material respect,

(ii)          are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming its Subsidiary,

(iii)         represent Indebtedness of its Subsidiary that is not a Loan Party that is permitted by Section 7.03,

(iv)         are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(i), (l), (m), (r) and (s) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition,

(v)          are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof and permit the Liens securing the Obligations without restriction,

(vi)         are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(vii)        comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(f) to the extent that such restrictions apply only to the property or assets permitted to secure such Indebtedness,

(viii)       are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Subsidiary,

(ix)         are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(x)          are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xi)         are restrictions or conditions imposed by law,

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(xii)        are customary restrictions or conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, or

(xiii)       arise in connection with cash or other deposits permitted under Section 7.01.

Section 7.10.    Use of Proceeds. Use the proceeds of any Borrowing, either directly or indirectly except (i) with respect to the Term Loans, (A) to finance a portion of the purchase price for the ATC Acquisition, (B) to finance the repayment in full of all amounts outstanding under the Existing Loan Agreement, (C) to finance a portion of the purchase price for the Thixoforming Acquisition, (D) to finance the repayment in full of all amounts outstanding under the Convertible Note Indebtedness, and (E) to pay transaction fees and expenses in connection therewith, (ii) with respect to the Revolving Loans, for working capital and general corporate purposes of the Borrowers and their Subsidiaries from time to time permitted under this Agreement (including Permitted Acquisitions), and (iii) with respect to the Delayed Draw Term Loans, to finance Permitted Acquisitions subject to the terms and conditions in this Agreement. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11.    Accounting Changes. Make any change in fiscal year or any material accounting policy with respect to revenue recognition or allowance for doubtful accounts that results in a material change to the Parent’s financial condition.

Section 7.12.    Organization Documents. Terminate, amend, modify (including electing to treat any Pledged Equity (as defined in the Guarantee and Collateral Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organization Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, or amend or modify any provision of the ATC Acquisition Agreement or the Thixoforming Acquisition Agreement, other than, in each case, any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 7.13.    Prepayments, etc. of Indebtedness.

(a)           (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness of a Loan Party permitted hereunder that is subordinated to the Obligations expressly by its terms (collectively, “Junior Financing”), except the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing, to the extent not required to prepay any Loans or the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Parent, provided no Event of Default results therefrom.

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(b)           Amend, modify or change in any manner materially adverse to the interests of the Lenders or materially more burdensome to any Loan Party any term or condition of any Junior Financing Documentation or any other Indebtedness of a Loan Party that is subordinated to the Obligations expressly by its terms without the consent of the Administrative Agent.

Section 7.14.    Financial Covenants.

(a)           Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.25:1.00 as of the last day of any fiscal quarter ending on or prior to the Maturity Date.

(b)           Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any fiscal quarter ending during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Period	Total Leverage Ratio
Closing Date through December 30, 2014	3.50:1.00
December 31, 2014 through June 29, 2015	3.25:1.00
June 30, 2015 through December 30, 2015	3.00:1.00
December 31, 2015 through September 29, 2016	2.75:1.00
September 30, 2016 and thereafter	2.50:1.00

Section 7.15.    Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of the Parent within its control to conduct, deal in or engage in any of the following activities: (i) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA PATRIOT Act. The Borrowers shall deliver to Administrative Agent and Lenders any certification or other evidence reasonably requested from time to time by Administrative Agent, confirming Borrowers’ compliance with this Section 7.15

Section 7.16.    Anti-Corruption Laws and Sanctions. Request any Borrowing or Letter of Credit, and the Parent and the Borrowers shall not use, shall cause the Subsidiaries not to use and shall use their commercially reasonable efforts to cause its or their respective directors, officers, employees and agents, in each case, when acting on behalf of the Parent or any Subsidiary not to use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws, (B) for the purpose of funding, financing or “facilitating” (within the meaning of the applicable Sanctions) any transaction of or with any Sanctioned Person or in any Sanctioned Country, or (C) in any manner that would likely result in the violation of any Sanctions applicable to any party hereto.

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Article VIII.

Events of Default and Remedies

Section 8.01.    Events of Default. Each of the events referred to in clauses (a) through (1) of this Section 8.01 shall constitute an “Event of Default”:

(a)           Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants. The Parent or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05(a), 6.07, 6.10, 6.11, 6.13, 6.17 (including the items set forth in Schedule 6.17) or Article VII; or

(c)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Parent of written notice thereof from the Administrative Agent; or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect (without duplication of materiality qualifiers in the case of those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality) when made or deemed made; or

(e)           Cross-Default. Any Loan Party or any Subsidiary (i) fails to make any payment prior to the expiration of any applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder) or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

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(f)            Insolvency Proceedings, etc. The Parent, any Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment. Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties and the Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)           Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien against the property of any Loan Party, or (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount exceeding an amount that could reasonably be expected to result in a Material Adverse Effect, or

(j)            Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

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(k)           Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) ceases to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Person not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, other than as a result of the Administrative Agent or Collateral Agent failing to properly file Uniform Commercial Code financing statements or continuation statements necessary to maintain perfection; or

(l)            Change of Control. There occurs any Change of Control.

Section 8.02.    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders take any or all of the following actions;

(a)           declare the Commitments of each Lender to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower and each other Loan Party;

(c)           require that the Borrowers Cash Collateralize the LC Exposure (in an amount equal to the then outstanding amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the Commitments of each Lender shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03.    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III) ratably among them in proportion to the amounts described in this clause Second payable to them;

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Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Obligations under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank (other than RBSC or its Affiliates), as the case may be. Each Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from the Borrower or the other Loan Parties, as applicable, to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.

Section 8.04.    Equity Cure. Notwithstanding anything to the contrary contained in this Article 8, if the Borrowers fail to comply with the requirement of any financial covenants set forth in Section 7.14, the Borrowers shall have the right to cure such failure (the “Cure Right”), by notice to the Administrative Agent not later than the date on which the applicable Compliance Certificate is required to be delivered pursuant to Section 6.01 for the period for which such financial covenants are being measured, to cause the net cash proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) by the Parent to be contributed in cash to the common equity to a Borrower, all not later than the tenth Business Day following the date of such notice and upon receipt by such Borrower of such cash contribution (such cash amount actually received by the Borrowers being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, each such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

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(a)           Consolidated EBITDA shall be deemed to be increased, solely for the purpose of calculation of the financial covenants set forth in Section 7.14 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b)           if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the financial covenants set forth in Section 7.14, the Borrowers shall be deemed to have satisfied the requirements of the financial covenants set forth in Section 7.14 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) Cure Rights shall not be exercised in more than two consecutive fiscal quarters, (ii) there shall be a maximum of two Cure Rights exercised in any period of four consecutive fiscal quarters, and a maximum of four Cure Rights exercised during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants set forth in Section 7.14; (iv) each Cure Amount may not exceed $3,000,000 and the aggregate amount of all Cure Rights exercised during the term of this Agreement may not exceed $6,000,000; (v) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Loan Documents other than for determining compliance with Section 7.14; (vi) 100% of the aggregate Net Cash Proceeds of such Cure Amount shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.03(b)(iv) hereof; and (vii) no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the 10 Business Days period referred to above.

Article IX.

Administrative Agent and Other Agents

Section 9.01.    Appointment and Authority of the Administrative Agent.

(a)           Each Lender hereby irrevocably appoints RBSC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.09 and 9.11) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as a third party beneficiary of any such provision. This Agreement does not give rise now or in the future to an agency or partnership relationship between any Borrower and any Agent or any of their respective Affiliates.

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(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Cash Management Bank and Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

Section 9.02.    Rights as a Lender. Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

Section 9.03.    Exculpatory Provisions. Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

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(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default (including, without limitation, compliance with the terms and conditions of Section 10.07(h)(iii)), (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04.    Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in the absence of bad faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in the absence of bad faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (including counsel acting for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

Section 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06.    Non-Reliance of Administrative Agent and Other Lenders; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

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Section 9.07.    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08.    No Other Duties; Other Agents, Arranger, Manners, etc. Anything herein to the contrary notwithstanding, neither the Arranger nor the other Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder and such Persons shall have the benefit of this Article IX and none of the Arranger or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, the Parent, any Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. The Syndication Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent or the Borrowers.

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Section 9.09.    Resignation of Administrative Agent or Collateral Agent. The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

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Section 9.10.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11.    Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and Hedge Bank) irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent agrees that it will:

(a)           release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made, (y) contingent indemnification obligations not yet accrued and payable and (z) Cash Management Obligations), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Borrower or any of its Domestic Subsidiaries that are Guarantors, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to clause (c) below;

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(b)           release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(d);

(c)           release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder; and release any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Indebtedness (other than the Obligations) of any Borrower or any of its Subsidiaries.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12.    Appointment of Supplemental Administrative Agents.

(a)           It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co- trustee, administrative agent, collateral agent, administrative sub-agent or administrative co- agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)           In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

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(c)           Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.13.    Other Secured Obligations. Except as otherwise expressly set forth herein or in the Collateral Documents, no Hedge Bank or Cash Management Bank that obtains the benefits of Section 8.03, the guarantee under the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements or Cash Management Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank.

Article X.

Miscellaneous

Section 10.01.    Amendments, etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

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(a)           extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)           change any provision of this Section 10.01 or the definition of “Required Lenders”, “Required Facility Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby (other than any Defaulting Lender);

(e)           other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (other than any Defaulting Lender); or

(f)           other than in a transaction permitted under Section 7.04 or Section 7.05, release any material Guarantor, without the written consent of each Lender (other than any Defaulting Lender);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Issuing Bank or the Swingline Lender in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, under this Agreement or any other Loan Document; and (ii) the consent of the Required Facility Lenders for the adversely affected Credit Facility shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Credit Facility in respect of payments hereunder in a manner different than such amendment affects other Credit Facilities.

Notwithstanding the foregoing,

(g)           the Fee Letter may be amended by the parties thereto; and

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(h)           this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and Lenders’ rights thereunder waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02.    Notices and Other Communications; Facsimile Copies.

(a)           General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Parent, any Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)          if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Parent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

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(c)           Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or the Arranger (collectively, the “Agent Parties”) have any liability to the Parent, any Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent, any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)           Change of Address. Each of the Parent, the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

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(f)           Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Parent or any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance in the absence of bad faith by such Person on each notice purportedly given by or on behalf of the Parent or any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03.    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04.    Attorney Costs and Expenses. The Borrowers agree (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Syndication Agent and the Arranger for all reasonable and documented out-of-pocket Attorney Costs of Jones Day incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, (b) to pay or reimburse the Administrative Agent, the Collateral Agent and the Arranger for all reasonable and documented appraisal fees, filing and search charges, recording taxes and Field Examination charges and expenses and (b) to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the monitoring or enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Parent of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

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Section 10.05.    Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless the Agents, each Lender, the Arranger and their respective Affiliates, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, and expenses (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of Attorney Costs, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of the Lenders) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Borrower, any Subsidiary or any other Loan Party or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims, and expenses resulted from (y) the gross negligence or willful misconduct of such Indemnitee or (z) a material breach in bad faith of any material obligations under any Loan Document by such Indemnitee, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, each of the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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Section 10.06.    Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07.    Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Parent and the Borrowers may not, except as permitted by Section 7.04, assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

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(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or during the occurrence and continuation of an Event of Default under Section 8.01(a) or Section 8.01(f), no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment under the Credit Facility assigned.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund) and the forms required by Section 3.01(b) and (c) or Section 3.01(d) as applicable; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. All assignments shall be by novation.

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(v)           No Assignments to Certain Persons. No such assignment shall be made (A) to the Parent, any Borrower or any of their respective Subsidiaries or Affiliates or to the Permitted Holders or their Affiliates or (B) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01 (subject to the requirements thereof), 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and related interest amounts on the Loans, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, subject to clause (h) of this Section, be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

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(d)           Any Lender may at any time, without the consent of, or notice to, the Parent, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Borrower, the Permitted Holders, or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than clause (d) thereof) that directly affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(b) and (c) or Section 3.01(d), as applicable), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)           Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrowers) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts of and stated interest on each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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Section 10.08.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section 10.08), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Parent as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08, to (i) any permitted assignee of or Participant in, or any permitted prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and its obligations, (g) with the consent of the Parent, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender in accordance with this Section 10.08) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent, any Borrower or any Subsidiary, and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Parent or any Affiliate thereof.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary (or from any representative or agent of such Loan Party or Subsidiary) thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from the Parent, any Borrower or any Subsidiary after the Closing Date shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

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Section 10.09.    Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding payroll, employee benefits, tax, trust and other fiduciary deposit accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the Obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document to the extent such Obligations of such Borrower or such Loan Party are then due and payable. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice to the Parent shall not affect the validity of such setoff and application.

Section 10.10.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the closing conditions set forth in Section 4.01 shall have been satisfied or waived. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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Section 10.13.    Survival of Representations and Warranties. All representations and warranties made hereunder and (i) any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made, (y) contingent indemnification obligations not yet accrued and payable and (z) Cash Management Obligations) hereunder shall remain unpaid or unsatisfied.

Section 10.14.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15.    GOVERNING LAW.

(a)           THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARENT, EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH OTHER AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

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(c)           THE PARENT, EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH OTHER AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.16.    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17.    Termination. This Agreement (other than the provisions that expressly state that they shall survive termination of this Agreement) shall terminate upon payment in full of the Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made, (y) contingent indemnification obligations not yet accrued and payable and (z) Cash Management Obligations).

Section 10.18.    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents, the Secured Hedge Agreements or the documentation in respect of any Cash Management Obligations (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 9.04). The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

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Section 10.19.    Use of Name, Logo, etc. The Administrative Agent or either Arranger shall provide for approval to any Loan Party advance proofs of advertising material relating to the financing transactions contemplated by this Agreement that such Agent or Arranger proposes to use and that incorporate or use such Loan Party’s name, product photographs, logo or trademark. Each such Loan Party agrees that its consent to the publication in the ordinary course of such material will not be unreasonably withheld or delayed, and, provided, such Loan Party shall be deemed to have consented thereto unless it shall object thereto by written notice within five (5) Business Days after having received notice thereof. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arranger.

Section 10.20.    USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 10.21.    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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Section 10.22.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Parent and each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arranger are arm’s-length commercial transactions between the Parent and its Affiliates, on the one hand, and the Administrative Agents and the Arranger, on the other hand, (B) the Parent and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent, any Borrower or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arranger nor any Lender has any obligation to the Parent, any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arranger, the Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the Borrowers and their respective Affiliates, and none of the Agents, the Arranger nor any Lender has any obligation to disclose any of such interests to the Parent, any Borrower or any of their respective Affiliates. To the fullest extent permitted by law, the Parent and each Borrower hereby waive and release any claims that it may have against the Agents, the Arranger nor any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

Advanced Forming Technology, Inc., as a Borrower

By:	/s/ Jason Young
Name:
Title:

ARC WIRELESS, INC., as a Borrower

By:	/s/ Jason Young
Name:
Title:

FLOMET LLC, as a Borrower

By:	/s/ Jason Young
Name:
Title:

GENERAL FLANGE & FORGE LLC, as a Borrower

By:	/s/ Jason Young
Name:
Title:

TEKNA SEAL LLC, as a Borrower

By:	/s/ Jason Young
Name:
Title:

3D MATERIAL TECHNOLOGIES, LLC as a Borrower

By:	/s/ Jason Young
Name:
Title:

[Signature Page to Credit Agreement]

ARC GROUP WORLDWIDE, INC., as the Parent

By:	/s/ Jason Young
Name:
Title:

[Signature Page to Credit Agreement]

RBS CITIZENS, N.A., as Administrative Agent and Collateral Agent and as a Lender

By:	/s/ Clifford Mellor
	Name:	Clifford Mellor
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Andrew J. Bella
	Name:	Andrew J. Bella
	Title:	Sr. Vice President

[Signature Page to Credit Agreement]

TD BANK, N.A., as a Lender

By:	/s/ James G. Hanning
	Name:	James G. Hanning
	Title:	Vice President

[Signature Page to Credit Agreement]